                          OFFER TO PURCHASE FOR CASH
                    ALL OUTSTANDING SHARES OF COMMON STOCK
                      (INCLUDING THE ASSOCIATED RIGHTS)
                                      OF
                         COMMUNICATIONS CENTRAL INC.
                                      BY
                          PHONETEL ACQUISITION CORP.
                         A WHOLLY OWNED SUBSIDIARY OF
                         PHONETEL TECHNOLOGIES, INC.
                                      AT
                             $12.85 NET PER SHARE

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY
       TIME, ON WEDNESDAY, APRIL 16, 1997, UNLESS THE OFFER IS EXTENDED.

   THE OFFER IS BEING MADE PURSUANT TO AN AGREEMENT AND PLAN OF MERGER DATED AS OF MARCH 14, 1997 AMONG PHONETEL TECHNOLOGIES, INC., PHONETEL ACQUISITION CORP. AND COMMUNICATIONS CENTRAL INC. THE BOARD OF DIRECTORS OF COMMUNICATIONS CENTRAL INC. HAS UNANIMOUSLY APPROVED THE MERGER AGREEMENT, THE OFFER AND THE MERGER AND DETERMINED THAT THE TERMS OF THE OFFER AND THE MERGER ARE FAIR TO, AND IN THE BEST INTERESTS OF, THE SHAREHOLDERS OF COMMUNICATIONS CENTRAL INC., AND UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS ACCEPT THE OFFER AND TENDER THEIR SHARES.

   THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, (I) THERE BEING VALIDLY TENDERED AND NOT WITHDRAWN PRIOR TO THE EXPIRATION OF THE OFFER, THAT NUMBER OF SHARES WHICH REPRESENTS AT LEAST SEVENTY-FIVE PERCENT (75%) OF THE SHARES OUTSTANDING ON A FULLY DILUTED BASIS, (II) THE RECEIPT BY PHONETEL TECHNOLOGIES, INC. OF FINANCING SUFFICIENT IN AMOUNT TO ENABLE IT AND PHONETEL ACQUISITION CORP. TO CONSUMMATE THE OFFER AND THE MERGER AND TO REFINANCE CERTAIN INDEBTEDNESS FOR BORROWED MONEY OF COMMUNICATIONS CENTRAL INC. AND TO PAY RELATED FEES AND EXPENSES AND (III) THE OTHER CONDITIONS SET FORTH IN THIS OFFER TO PURCHASE. SEE SECTION 14.
                                --------------
                                  IMPORTANT

   Any shareholder who desires to tender all or any portion of such shareholder's Shares (as defined herein) should either (i) complete and sign the Letter of Transmittal (or facsimile thereof) in accordance with the instructions in the Letter of Transmittal, mail or deliver it and any other required documents to the Depositary and either deliver the certificates for such Shares to the Depositary or tender such Shares pursuant to the procedures for book-entry transfer set forth in Section 3 or (ii) request such shareholder's broker, dealer, commercial bank, trust company or other nominee to effect the transaction for such shareholder. Any shareholder whose Shares are registered in the name of a broker, dealer, commercial bank, trust company or other nominee must contact such broker, dealer, commercial bank, trust company or other nominee to tender such Shares.

   Any shareholder who desires to tender Shares and whose certificates representing such Shares are not immediately available, or who cannot comply with the procedures for book-entry transfer on a timely basis, may tender such Shares by following the procedures for guaranteed delivery set forth in
Section 3.

   Questions and requests for assistance may be directed to the Information Agent or the Dealer Manager at their respective locations and telephone numbers set forth on the back cover of this Offer to Purchase. Requests for additional copies of this Offer to Purchase, the Letter of Transmittal and the Notice of Guaranteed Delivery may be directed to the Information Agent, the Dealer Manager, the Depositary, or to brokers, dealers, commercial banks or trust companies. A shareholder also may contact brokers, dealers, commercial banks or trust companies for assistance concerning the Offer.

                     The Dealer Manager for the Offer is:

                     SOUTHCOAST CAPITAL CORPORATION [LOGO]


March 20, 1997

                              TABLE OF CONTENTS

                                                                                                       PAGE
                                                                                                    --------
INTRODUCTION.......................................................................................      1
THE OFFER..........................................................................................      3
 1. Terms of the Offer.............................................................................      3
 2. Acceptance for Payment and Payment ............................................................      5
 3. Procedure for Tendering Shares ................................................................      6
 4. Withdrawal Rights..............................................................................      8
 5. Certain Federal Income Tax Consequences .......................................................      9
 6. Price Range of the Shares; Dividends on the Shares ............................................     10
 7. Effect of the Offer on the Market for the Shares; Stock Listing; Exchange Act Registration;
    Margin Regulations.............................................................................     10
 8. Certain Information Concerning the Company ....................................................     11
 9. Certain Information Concerning the Purchaser and PhoneTel .....................................     13
10. Source and Amount of Funds.....................................................................     15
11. Background of the Offer; Purpose of the Offer and the Merger; The Merger Agreement  and Certain
    Other Agreements...............................................................................     17
12. Plans for the Company; Other Matters...........................................................     26
13. Dividends and Distributions....................................................................     29
14. Conditions of the Offer........................................................................     29
15. Certain Legal Matters..........................................................................     31
16. Fees and Expenses..............................................................................     33
17. Miscellaneous..................................................................................     33
Schedule I--Directors and Executive Officers of PhoneTel Technologies, Inc. and PhoneTel
            Acquisition Corp. .....................................................................    I-1

TO THE HOLDERS OF COMMON STOCK OF
COMMUNICATIONS CENTRAL INC.:

                                 INTRODUCTION

   PhoneTel Acquisition Corp., a Georgia corporation (the "Purchaser") and a wholly owned subsidiary of PhoneTel Technologies, Inc., an Ohio corporation ("PhoneTel"), hereby offers to purchase all of the outstanding shares of Common Stock, par value $.01 per share (the "Common Stock"), including the associated rights to purchase shares of Common Stock (the "Rights" and, together with the Common Stock, the "Shares") issued pursuant to the Rights Agreement (as defined below), of Communications Central Inc., a Georgia corporation (the "Company"), at $12.85 per Share, net to the seller in cash, upon the terms and subject to the conditions set forth in this Offer to Purchase and in the related Letter of Transmittal (which, together with any amendments or supplements hereto or thereto, collectively constitute the "Offer"). Tendering shareholders will not be obligated to pay brokerage fees or commissions or, except as set forth in Instruction 6 of the Letter of Transmittal, transfer taxes on the purchase of Shares pursuant to the Offer. The Purchaser will pay all fees and expenses incurred in connection with the Offer of Southcoast Capital Corporation ("Southcoast"), which is acting as the Dealer Manager (the "Dealer Manager"), First Union National Bank of North Carolina, which is acting as the Depositary (the "Depositary"), and MacKenzie Partners, Inc., which is acting as the Information Agent (the "Information Agent").

   THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, THERE BEING VALIDLY TENDERED AND NOT WITHDRAWN PRIOR TO THE EXPIRATION OF THE OFFER, THAT NUMBER OF SHARES WHICH REPRESENTS AT LEAST SEVENTY-FIVE PERCENT (75%) OF THE SHARES OUTSTANDING ON A FULLY DILUTED BASIS (THE "MINIMUM CONDITION"). SEE SECTION
14. As used in this Offer to Purchase, "fully diluted basis" takes into account issued and outstanding Shares and Shares subject to issuance under outstanding options and warrants. The Company has informed the Purchaser that, as of March 14, 1997, there were 6,054,556 Shares issued and outstanding, and there were outstanding options and warrants to purchase an aggregate of 1,137,282 Shares. The Merger Agreement provides, among other things, that the Company will not, without the prior written consent of PhoneTel, issue any additional Shares (except on the exercise of outstanding options and warrants). Based on the foregoing and giving effect to the exercise of all outstanding options and warrants, the Purchaser believes that the Minimum Condition will be satisfied if 5,393,879 Shares are validly tendered and not withdrawn prior to the expiration of the Offer.

   THE OFFER ALSO IS CONDITIONED UPON, AMONG OTHER THINGS, THE RECEIPT BY PHONETEL OF FINANCING SUFFICIENT IN AMOUNT TO ENABLE IT AND THE PURCHASER TO CONSUMMATE THE OFFER AND THE MERGER AND TO REFINANCE CERTAIN INDEBTEDNESS FOR BORROWED MONEY OF THE COMPANY AND TO PAY RELATED FEES AND EXPENSES (THE "FINANCING CONDITION"). SEE SECTION 10.

   Pursuant to the terms of the Merger Agreement (as defined below), PhoneTel has deposited into escrow with First Union National Bank of Georgia, as escrow agent (the "Escrow Agent"), $5 million in cash (the "Escrow Amount") to be held pending consummation of the Merger or earlier termination of the Merger Agreement. In the event that the Merger Agreement is terminated solely due to the failure of either (i) the Minimum Condition (provided at least 50.1% of the shares outstanding on a fully diluted basis have been validly tendered and not withdrawn) or (ii) the Financing Condition (provided the Company has fulfilled its obligations with respect to rendering assistance in securing financing necessary to satisfy the Financing Condition), then the Company shall be entitled to receive the entire Escrow Amount. In addition, the Merger Agreement provides that PhoneTel will pay to the Company an amount equal to the Company's reasonable legal fees and expenses if, among other events, the Offer is not completed as a result of PhoneTel's failure to satisfy the Financing Condition (provided the Company has fulfilled its obligations with respect to rendering assistance in securing financing necessary to satisfy the Financing Condition).

   The Offer is being made pursuant to an Agreement and Plan of Merger, dated as of March 14, 1997 (the "Merger Agreement"), by and among PhoneTel, the Purchaser and the Company pursuant to which, as soon as practicable after the completion of the Offer and satisfaction or waiver, if permissible, of all conditions to the Merger (as defined below), (i) in the event that PhoneTel, the Purchaser and any other subsidiaries of PhoneTel acquire in the aggregate at least 90% of the Shares, pursuant to the Offer or otherwise, then, at the election of PhoneTel, the Company will be merged with and into the Purchaser and the separate corporate existence of the Company will thereupon cease, or (ii) in the event that PhoneTel does not so elect or does not acquire at least 90% of the Shares, then the Purchaser will be merged with and into the Company and the separate corporate existence of the Purchaser will cease. The merger, as effected pursuant to clause (i) or (ii) of the immediately preceding sentence, is referred to herein as the "Merger," and such of the Purchaser or the Company as is the surviving corporation of the Merger is herein referred to as the "Surviving Corporation." At the effective time of the Merger (the "Effective Time"), each Share then outstanding (other than Shares held by PhoneTel, the Purchaser or any other wholly owned subsidiary of PhoneTel and Shares held by shareholders who perfect their dissenters' rights under Georgia law) will be converted into the right to receive $12.85 in cash or any higher price per Share paid in the Offer. The Merger Agreement is more fully described in
Section 11.

   THE BOARD OF DIRECTORS OF THE COMPANY HAS UNANIMOUSLY APPROVED THE MERGER AGREEMENT, THE OFFER AND THE MERGER AND DETERMINED THAT THE TERMS OF THE OFFER AND THE MERGER ARE FAIR TO, AND IN THE BEST INTERESTS OF, THE COMPANY'S SHAREHOLDERS, AND UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS ACCEPT THE OFFER AND TENDER THEIR SHARES.

   J.C. Bradford & Co. LLC, the Company's financial advisor ("Bradford"), has delivered to the Company's Board of Directors its written opinion to the effect that the consideration to be received by the public shareholders of the Company in the Offer and the Merger is fair to such shareholders from a financial point of view as of the date of delivery of that opinion. Such opinion is set forth in full as an exhibit to the Company's Solicitation/Recommendation Statement on Schedule 14D-9 (the "Schedule 14D-9") that is being mailed to shareholders of the Company.

   The Merger Agreement provides that, except as otherwise provided therein, following satisfaction or waiver, if permissible, of the conditions to the Offer and subject to the terms and conditions thereof, the Purchaser will accept for payment, in accordance with the terms of the Offer, all Shares validly tendered and not withdrawn pursuant to the Offer as soon as it is permitted to do so pursuant to applicable law. The Offer will not remain open following the time Shares are accepted for payment.

   Consummation of the Merger is conditioned upon, among other things, the approval and adoption by the requisite vote of shareholders of the Company of the Merger Agreement, if required by applicable law in order to consummate the Merger. See Section 12. Under the Georgia Business Corporation Code ("GBCC"), except as otherwise provided below, the affirmative vote of a majority of the outstanding shares of Common Stock is required to approve the Merger Agreement and the Merger.

   Under Section 14-2-1104 of the GBCC, if a corporation owns at least 90% of the outstanding shares of each class of another corporation, the corporation holding such stock may merge such other corporation into itself without any action or vote on the part of the board of directors or the shareholders of such other corporation (a "short-form merger"). In the event that PhoneTel, the Purchaser and any other subsidiaries of PhoneTel acquire in the aggregate at least 90% of the Shares, pursuant to the Offer or otherwise, then, at the election of PhoneTel, a short-form merger could be effected without any approval of the Board of Directors or the shareholders of the Company, subject to compliance with the provisions of Section 14-2-1104 of the GBCC. Even if PhoneTel, the Purchaser and the other subsidiaries of PhoneTel do not own 90% of the outstanding Shares following consummation of the Offer, PhoneTel and the Purchaser could seek to purchase additional shares in the open market or otherwise in order to reach the 90% threshold and employ a short-form merger. The per share consideration paid for any Shares so acquired may be greater or less than that paid in the Offer. PhoneTel does not presently intend to effect a short-form merger, whether or not it acquires 90% or more of the Shares.

   The Company has distributed one Right for each outstanding share of Common Stock pursuant to a Shareholder Rights Agreement, dated as of July 25, 1995, as amended as of March 13, 1997, between the Company and First Union National Bank of North Carolina, as Rights Agent (as amended, the "Rights Agreement"). The Company has represented in the Merger Agreement that it has taken all action which may be necessary under the Rights Agreement so that the execution of the Merger Agreement and any amendments thereto and the consummation of the transactions contemplated thereby will not cause (i) PhoneTel and/or the Purchaser to become an Acquiring Person (as defined in the Rights Agreement), (ii) a Distribution Date, a Stock Acquisition Date or a Triggering Event (as such terms are defined in the Rights Agreement) to occur, irrespective of the number of Shares acquired pursuant to the Offer, and (iii) the Rights Agreement to be applicable to the Merger Agreement and the transactions contemplated thereby, including the Offer and the Merger.

   THIS OFFER TO PURCHASE AND THE RELATED LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION AND SHOULD BE READ IN THEIR ENTIRETY BEFORE ANY DECISION IS MADE WITH RESPECT TO THE OFFER.

                                  THE OFFER

   1. TERMS OF THE OFFER. Upon the terms and subject to the conditions of the Offer, the Purchaser will accept for payment and pay for all Shares validly tendered prior to the Expiration Date and not theretofore withdrawn in accordance with Section 4 of this Offer to Purchase. The term "Expiration Date" shall mean 12:00 Midnight, New York City time, on Wednesday, April 16, 1997, unless and until the Purchaser, in accordance with the terms of the Merger Agreement, shall have extended the period of time for which the Offer is open, in which event the term "Expiration Date" shall mean the latest time and date at which the Offer, as so extended by the Purchaser, shall expire.

   The Offer is conditioned upon, among other things, the satisfaction of the Minimum Condition, the satisfaction of the Financing Condition and the expiration or termination of all waiting periods imposed by the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the regulations thereunder (the "HSR Act"). See Section 14. If such conditions are not satisfied prior to the Expiration Date, the Purchaser reserves the right (but shall not be obligated) to (i) decline to purchase any of the Shares tendered and terminate the Offer, subject to the terms of the Merger Agreement, (ii) waive any of the conditions to the Offer, to the extent permitted by applicable law and the provisions of the Merger Agreement, and, subject to complying with applicable rules and regulations of the Securities and Exchange Commission (the "Commission"), purchase all Shares validly tendered or (iii) subject to the terms of the Merger Agreement, extend the Offer and, subject to the right of shareholders to withdraw Shares until the Expiration Date, retain the Shares which will have been tendered during the period or periods for which the Offer is extended.

   Pursuant to the terms of the Merger Agreement, PhoneTel has deposited into escrow with the Escrow Agent the Escrow Amount of $5 million in cash to be held pending consummation of the Merger or earlier termination of the Merger Agreement. In the event that the Merger Agreement is terminated solely due to the failure of either (i) the Minimum Condition (provided at least 50.1% of the shares outstanding on a fully diluted basis have been validly tendered and not withdrawn) or (ii) the Financing Condition (provided the Company has fulfilled its obligations with respect to rendering assistance in securing financing necessary to satisfy the Financing Condition), then the Company shall be entitled to receive the entire Escrow Amount. In addition, the Merger Agreement provides that PhoneTel will pay to the Company an amount equal to the Company's reasonable legal fees and expenses if, among other events, the Offer is not completed as a result of PhoneTel's failure to satisfy the Financing Condition (provided the Company has fulfilled its obligations with respect to rendering assistance in securing financing necessary to satisfy the Financing Condition).

   Subject to the terms of the Merger Agreement, the Purchaser expressly reserves the right, in its sole discretion, at any time or from time to time,
(i) to extend the period of time during which the Offer is open and thereby delay acceptance for payment of, and the payment for, any Shares, by giving oral or written notice of such extension to the Depositary and (ii) to amend the Offer in any respect (including, without limitation, by decreasing or increasing the consideration offered in the Offer (the "Offer Price") to holders of Shares and/or by decreasing the number of Shares being sought in the Offer), by giving oral or written notice of such amendment to the Depositary. The rights reserved by the Purchaser in this paragraph are in addition to the Purchaser's rights to terminate the Offer as described in
Section 14. Any extension, amendment or termination will be followed as promptly as practicable by public announcement thereof, the announcement in the case of an extension to be issued no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date in accordance with the public announcement requirements of Rule 14d-4(c) under the Securities Exchange Act of 1934, as amended (the "Exchange Act"). Without limiting the obligation of the Purchaser under such Rule or the manner in which the Purchaser may choose to make any public announcement, the Purchaser currently intends to make announcements by issuing a release to the Dow Jones News Service. UNDER NO CIRCUMSTANCES WILL INTEREST BE PAID ON THE PURCHASE PRICE TO BE PAID BY THE PURCHASER FOR THE SHARES, REGARDLESS OF ANY EXTENSION OF THE OFFER OR ANY DELAY IN MAKING SUCH PAYMENT.

   The Merger Agreement provides that the Purchaser will not amend or waive the Minimum Condition and will not decrease the Offer Price or decrease the number of Shares sought, or amend any other condition of the Offer in any manner adverse to the holders of the Shares without the written consent of the Company; provided, however, that if on the initial scheduled Expiration Date of the Offer, which is twenty business days after the date the Offer is commenced, all conditions to the Offer shall not have been satisfied or waived, the Purchaser may, from time to time, in its sole discretion, extend the Expiration Date for one or more periods totalling not more than thirty days. Notwithstanding the foregoing, the Merger Agreement provides that (i) the Purchaser may waive, in writing, the Minimum Condition without the written consent of the Company in the event that at least 50.1% of the outstanding Shares on a fully diluted basis are validly tendered and not withdrawn on or prior to the Expiration Date and (ii) the Purchaser may extend the Offer as it reasonably deems necessary to comply with any legal or regulatory requirements, including the HSR Act. Furthermore, under the terms of the Merger Agreement, if, immediately prior to the Expiration Date, the Shares tendered and not withdrawn equal more than 75% but less than 90% of the outstanding Shares, the Purchaser may extend the Offer for a period not to exceed twenty business days, notwithstanding that all conditions to the Offer may have been satisfied. The Merger Agreement further provides, however, that in no event may the Offer be extended beyond the date of termination of the Merger Agreement, and either party has the right to terminate the Merger Agreement if the Offer is not completed by May 19, 1997. Pursuant to the "highly confident" letter dated March 14, 1997 delivered to PhoneTel by CIBC Wood Gundy Securities Corp. ("CIBC Wood Gundy"), CIBC Wood Gundy's ability to consummate the sale or placement of the financing described therein is likely to require an extension of the initial Expiration Date. See Section 10.

   If the Purchaser extends the Offer, or if the Purchaser (whether before or after its acceptance for payment of Shares) is delayed in its purchase of or payment for Shares or is unable to pay for Shares pursuant to the Offer for any reason, then, without prejudice to the Purchaser's rights under the Offer, the Depositary may retain tendered Shares on behalf of the Purchaser, and such Shares may not be withdrawn except to the extent tendering shareholders are entitled to withdrawal rights as described in Section 4. However, the ability of the Purchaser to delay the payment for Shares which the Purchaser has accepted for payment is limited by Rule 14e-l(c) under the Exchange Act, which requires that a bidder pay the consideration offered or return the securities deposited by or on behalf of holders of securities promptly after the termination or withdrawal of the Offer.

   If the Purchaser makes a material change in the terms of the Offer or the information concerning the Offer or waives a material condition of the Offer, the Purchaser will disseminate additional tender offer materials and extend the Offer to the extent required by Rules 14d-4(c), 14d-6(d) and 14e-1 under the Exchange Act. The minimum period during which the Offer must remain open following material changes in the terms of the Offer or information concerning the Offer, other than a change in price or a change in percentage of securities sought, will depend upon the facts and circumstances then existing, including the relative materiality of the changed terms or information. In a public release, the Commission has stated that in its view an offer must remain open for a minimum period of time following a material change in the terms of the Offer and that waiver of a material condition, such as the Minimum Condition, is a material change in the terms of the Offer. The release states than an offer should remain open for a minimum of five business days from the date a material change is first published, sent or given to security holders and that, if material changes are made with respect to information not materially less significant than the offer price and the number of shares being sought, a minimum of ten business days may be required to allow adequate dissemination and investor response. The requirement to extend the Offer will not apply to the extent that the number of business days remaining between the occurrence of the change and the then-scheduled Expiration Date equals or exceeds the minimum extension period that would be required because of such amendment. As used in this Offer to Purchase, "business day" has the meaning set forth in Rule 14d-1 under the Exchange Act.

   The Company has provided the Purchaser with the Company's shareholder lists and security position listings for the purpose of disseminating the Offer to holders of Shares. This Offer to Purchase and the related Letter of Transmittal will be mailed by the Purchaser to record holders of Shares and will be furnished by the Purchaser to brokers, dealers, banks and similar persons whose names, or the names of whose nominees, appear on the shareholder lists or, if applicable, who are listed as participants in a clearing agency's security position listing, for subsequent transmittal to beneficial owners of Shares.

   2. ACCEPTANCE FOR PAYMENT AND PAYMENT. Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any such extension or amendment), the Purchaser will accept for payment and will pay, promptly after the Expiration Date, for all Shares validly tendered prior to the Expiration Date and not properly withdrawn in accordance with Section 4. All determinations concerning the satisfaction of such terms and conditions will be within the Purchaser's discretion, which determinations will be final and binding. See Sections 1 and 14. The Purchaser expressly reserves the right, in its sole discretion, to delay acceptance for payment of or payment for Shares in order to comply in whole or in part with any applicable law, including, without limitation, the HSR Act. Any such delays will be effected in compliance with Rule 14e-l(c) under the Exchange Act (relating to a bidder's obligation to pay the consideration offered or return the securities deposited by or on behalf of holders of securities promptly after the termination or withdrawal of such bidder's offer).

   In all cases, payment for Shares accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of (i) certificates for such Shares (or a timely Book-Entry Confirmation (as defined below) with respect thereto), (ii) a Letter of Transmittal (or facsimile thereof), properly completed and duly executed, with any required signature guarantees, or, in the case of a book-entry transfer, an Agent's Message (as defined below), and (iii) any other documents required by the Letter of Transmittal. The per Share consideration paid to any shareholder pursuant to the Offer will be the highest per Share consideration paid to any other shareholder pursuant to the Offer.

   For purposes of the Offer, the Purchaser will be deemed to have accepted for payment, and thereby purchased, Shares properly tendered to the Purchaser and not withdrawn as, if and when the Purchaser gives oral or written notice to the Depositary of the Purchaser's acceptance for payment of such Shares. Payment for Shares accepted for payment pursuant to the Offer will be made by deposit of the purchase price therefor with the Depositary, which will act as agent for tendering shareholders for the purpose of receiving payment from the Purchaser and transmitting payment to tendering shareholders. UNDER NO CIRCUMSTANCES WILL INTEREST BE PAID ON THE PURCHASE PRICE TO BE PAID BY THE PURCHASER FOR THE SHARES, REGARDLESS OF ANY EXTENSION OF THE OFFER OR ANY DELAY IN MAKING SUCH PAYMENT.

   If the Purchaser is delayed in its acceptance for payment of, or payment for, Shares or is unable to accept for payment or pay for Shares pursuant to the Offer for any reason, then, without prejudice to the Purchaser's rights under the Offer (including such rights as are set forth in Sections 1 and 14) (but subject to compliance with Rule 14e-1(c) under the Exchange Act), the Depositary may, nevertheless, on behalf of the Purchaser, retain tendered Shares, and such Shares may not be withdrawn except to the extent tendering shareholders are entitled to exercise, and duly exercise, withdrawal rights as described in Section 4.

   If any tendered Shares are not purchased pursuant to the Offer for any reason, certificates for any such Shares will be returned, without expense to the tendering shareholder (or, in the case of Shares delivered by book-entry transfer of such Shares into the Depositary's account at the Book-Entry Transfer Facility (as defined below) pursuant to the procedures set forth in Section 3, such Shares will be credited to an account maintained at the Book-Entry Transfer Facility), as promptly as practicable after the expiration or termination of the Offer.

   The Purchaser reserves the right to transfer or assign, in whole or in part, to PhoneTel or to one or more direct or indirect wholly owned subsidiaries of PhoneTel, the right to purchase Shares tendered pursuant to the Offer, but any such transfer or assignment will not relieve the Purchaser of its obligations under the Offer and will in no way prejudice the rights of tendering shareholders to receive payment for Shares validly tendered and accepted for payment pursuant to the Offer.

3. PROCEDURE FOR TENDERING SHARES.

   Valid Tender. For Shares to be validly tendered pursuant to the Offer, either (i) a properly completed and duly executed Letter of Transmittal (or facsimile thereof), together with any required signature guarantees, or in the case of a book-entry transfer, an Agent's Message, and any other required documents, must be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase prior to the Expiration Date and either certificates for tendered Shares must be received by the Depositary at one of such addresses or such Shares must be delivered pursuant to the procedures for book-entry transfer set forth below (and a Book-Entry Confirmation received by the Depositary), in each case, prior to the Expiration Date or (ii) the tendering shareholder must comply with the guaranteed delivery procedures set forth below.

   The Depositary will establish an account with respect to the Shares at The Depository Trust Company (the "Book-Entry Transfer Facility") for purposes of the Offer within two business days after the date of this Offer to Purchase. Any financial institution that is a participant in the Book-Entry Transfer Facility's systems may make book-entry delivery of Shares by causing the Book-Entry Transfer Facility to transfer such Shares into the Depositary's account in accordance with the Book-Entry Transfer Facility's procedure for such transfer. However, although delivery of Shares may be effected through book-entry transfer into the Depositary's account at the Book-Entry Transfer Facility, the Letter of Transmittal (or facsimile thereof), properly completed and duly executed, with any required signature guarantees, or an Agent's Message, and any other required documents must, in any case, be transmitted to, and received by, the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase prior to the Expiration Date, or the tendering shareholder must comply with the guaranteed delivery procedures described below. The confirmation of a book-entry transfer of Shares into the Depositary's account at the Book-Entry Transfer Facility as described above is referred to herein as a "Book-Entry Confirmation." DELIVERY OF DOCUMENTS TO THE BOOK-ENTRY TRANSFER FACILITY IN ACCORDANCE WITH SUCH BOOK-ENTRY TRANSFER FACILITY'S PROCEDURES DOES NOT CONSTITUTE DELIVERY TO THE DEPOSITARY.

   The term "Agent's Message" means a message transmitted by the Book-Entry Transfer Facility to, and received by, the Depositary and forming a part of a Book-Entry Confirmation, which states that such Book-Entry Transfer Facility has received an express acknowledgment from the participant in such Book-Entry Transfer Facility tendering the Shares that such participant has received and agrees to be bound by the terms of the Letter of Transmittal and that the Purchaser may enforce such agreement against the participant.

   THE METHOD OF DELIVERY OF SHARES, THE LETTER OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS, INCLUDING DELIVERY THROUGH THE BOOK-ENTRY TRANSFER FACILITY, IS AT THE ELECTION AND RISK OF THE TENDERING SHAREHOLDER. SHARES WILL BE DEEMED DELIVERED ONLY WHEN ACTUALLY RECEIVED BY THE DEPOSITARY (INCLUDING, IN THE CASE OF A BOOK-ENTRY TRANSFER, BY BOOK-ENTRY CONFIRMATION). IF DELIVERY IS BY MAIL, REGISTERED MAIL WITH RETURN RECEIPT REQUESTED, PROPERLY INSURED, IS RECOMMENDED. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ENSURE TIMELY DELIVERY.

   Signature Guarantees. No signature guarantee is required on the Letter of Transmittal (i) if the Letter of Transmittal is signed by the registered holder(s) (which term, for purposes of this Section, includes any participant in the Book Entry Transfer Facility's systems whose name appears on a security position listing as the owner of the Shares) of Shares tendered therewith and such registered holder has not completed either the box entitled "Special Delivery Instructions" or the box entitled "Special Payment Instructions" on the Letter of Transmittal or (ii) if such Shares are tendered for the account of a financial institution (including most commercial banks, savings and loan associations and brokerage houses) that is a participant in the Security Transfer Agent's Medallion Program, the New York Stock Exchange Medallion Signature Guarantee Program or the Stock Exchange Medallion Program (each, an "Eligible Institution" and, collectively, "Eligible Institutions"). In all other cases, all signatures on Letters of Transmittal must be guaranteed by an Eligible Institution. See Instructions 1 and 5 to the Letter of Transmittal. If the certificates for Shares are registered in the name of a person other than the signer of the Letter of Transmittal, or if payment is to be made, or certificates for Shares not tendered or not accepted for payment are to be returned, to a person other than the registered holder of the certificates surrendered, then the tendered certificates for such Shares must be endorsed or accompanied by appropriate stock powers, in either case, signed exactly as the name or names of the registered holders or owners appear on the certificates, with the signatures on the certificates or stock powers guaranteed as aforesaid. See Instructions 1 and 5 to the Letter of Transmittal.

   Guaranteed Delivery. If a shareholder desires to tender Shares pursuant to the Offer and such shareholder's certificates for Shares are not immediately available or the procedures for book-entry transfer cannot be completed on a timely basis or time will not permit all required documents to reach the Depositary prior to the Expiration Date, such shareholder's tender may be effected if all the following conditions are met:

     (i) such tender is made by or through an Eligible Institution;

     (ii) a properly completed and duly executed Notice of Guaranteed Delivery, substantially in the form provided by the Purchaser, is received by the Depositary, as provided below, prior to the Expiration Date; and

     (iii) the certificates for (or a Book-Entry Confirmation with respect to) such Shares, together with a properly completed and duly executed Letter of Transmittal (or facsimile thereof), with any required signature guarantees, or, in the case of a book-entry transfer, an Agent's Message, and any other required documents are received by the Depositary within three trading days after the date of execution of such Notice of Guaranteed Delivery. A "trading day" is any day on which the National Association of Securities Dealers Automated Quotation National Market (the "NASDAQ National Market") is open for business.

   The Notice of Guaranteed Delivery may be delivered by hand to the Depositary or transmitted by telegram, facsimile transmission or mail to the Depositary and must include a guarantee by an Eligible Institution in the form set forth in such Notice of Guaranteed Delivery.

   Notwithstanding any other provision hereof, payment for Shares accepted for payment pursuant to the Offer will in all cases be made only after timely receipt by the Depositary of (i) certificates for (or a timely Book-Entry Confirmation with respect to) such Shares, (ii) a Letter of Transmittal (or facsimile thereof), properly completed and duly executed, with any required signature guarantees, or, in the case of a book-entry transfer, an Agent's Message, and (iii) any other documents required by the Letter of Transmittal. Accordingly, tendering shareholders may be paid at different times depending upon when certificates for Shares or Book-Entry Confirmations with respect to Shares are actually received by the Depositary. UNDER NO CIRCUMSTANCES WILL INTEREST BE PAID ON THE PURCHASE PRICE TO BE PAID BY THE PURCHASER FOR THE SHARES, REGARDLESS OF ANY EXTENSION OF THE OFFER OR ANY DELAY IN MAKING SUCH PAYMENT.

   The valid tender of Shares pursuant to one of the procedures described above will constitute a binding agreement between the tendering shareholder and the Purchaser upon the terms and subject to the conditions of the Offer.

   Appointment. By executing the Letter of Transmittal as set forth above, the tendering shareholder will irrevocably appoint designees of the Purchaser, and each of them, as such shareholder's attorneys-in-fact and proxies in the manner set forth in the Letter of Transmittal, each with full power of substitution, to the full extent of such shareholder's rights with respect to the Shares tendered by such shareholder and accepted for payment by the Purchaser and with respect to any and all other Shares or other securities or rights issued or issuable in respect of such Shares. All such proxies will be considered coupled with an interest in the tendered Shares. Such appointment will be effective when, and only to the extent that, the Purchaser accepts for payment Shares tendered by such shareholder as provided herein. Upon such appointment, all prior powers of attorney, proxies and consents given by such shareholder with respect to such Shares or other securities or rights will, without further action, be revoked and no subsequent powers of attorney, proxies, consents or revocations may be given by such shareholder (and, if given, will not be deemed effective). The designees of the Purchaser will thereby be empowered to exercise all voting and other rights with respect to such Shares and other securities or rights, including, without limitation, in respect of any annual, special or adjourned meeting of the Company's shareholders, actions by written consent in lieu of any such meeting or otherwise, as they in their sole discretion deem proper. The Purchaser reserves the right to require that, in order for Shares to be deemed validly tendered, immediately upon the Purchaser's acceptance for payment of such Shares, the Purchaser must be able to exercise full voting, consent and other rights with respect to such Shares and other related securities or rights, including voting at any meeting of shareholders.

   Determination of Validity. All questions as to the validity, form, eligibility (including time of receipt) and acceptance of any tender of Shares will be determined by the Purchaser, in its sole discretion, which determination will be final and binding. The Purchaser reserves the absolute right to reject any or all tenders of any Shares determined by it not to be in proper form or the acceptance for payment of, or payment for which may, in the opinion of the Purchaser's counsel, be unlawful. The Purchaser also reserves the absolute right, in its sole discretion, subject to the provisions of the Merger Agreement, to waive any of the conditions of the Offer or any defect or irregularity in the tender of any Shares of any particular shareholder, whether or not similar defects or irregularities are waived in the case of other shareholders. No tender of Shares will be deemed to have been validly made until all defects or irregularities relating thereto have been cured or waived. None of the Purchaser, PhoneTel, the Depositary, the Information Agent, the Dealer Manager or any other person will be under any duty to give notification of any defects or irregularities in tenders or incur any liability for failure to give any such notification. The Purchaser's interpretation of the terms and conditions of the Offer (including the Letter of Transmittal and the instructions thereto) will be final and binding.

   Backup Withholding. In order to avoid "backup withholding" of U.S. federal income tax on payments of cash pursuant to the Offer, a shareholder surrendering Shares in the Offer must, unless an exemption applies, provide the Depositary with such shareholder's correct taxpayer identification number ("TIN") on a Substitute Form W-9 and certify under penalties of perjury that such TIN is correct and that such shareholder is not subject to backup withholding. If a shareholder does not provide such shareholder's correct TIN or fails to provide the certifications described above, the Internal Revenue Service may impose a penalty on such shareholder and payment of cash to such shareholder pursuant to the Offer may be subject to backup withholding of 31%. All shareholders surrendering Shares pursuant to the Offer should complete and sign the main signature form and the Substitute Form W-9 included as part of the Letter of Transmittal to provide the information and certification necessary to avoid backup withholding (unless an applicable exemption exists and is proved in a manner satisfactory to the Purchaser and the Depositary). Certain shareholders (including, among others, all corporations and certain foreign individuals and entities) are not subject to backup withholding. Foreign shareholders, if exempt, should complete and sign the main signature form and a Form W-8, Certificate of Foreign Status, a copy of which may be obtained from the Depositary, in order to avoid backup withholding. See Instruction 9 to the Letter of Transmittal.

   4. WITHDRAWAL RIGHTS. Except as otherwise provided in this Section 4, tenders of Shares are irrevocable. Shares tendered pursuant to the Offer may be withdrawn pursuant to the procedures set forth below at any time prior to the Expiration Date and, unless theretofore accepted for payment and paid for by the Purchaser pursuant to the Offer, may also be withdrawn at any time after May 18, 1997.

   For a withdrawal to be effective, a written, telegraphic or facsimile transmission notice of withdrawal must be timely received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase and must specify the name of the person having tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name of the registered holder of the Shares to be withdrawn, if different from the name of the person who tendered the Shares. If certificates for Shares have been delivered or otherwise identified to the Depositary, then, prior to the physical release of such certificates, the serial numbers shown on such certificates must be submitted to the Depositary and, unless such Shares have been tendered by an Eligible Institution, the signatures on the notice of withdrawal must be guaranteed by an Eligible Institution. If Shares have been delivered pursuant to the procedures for book-entry transfer as set forth in
Section 3, any notice of withdrawal must also specify the name and number of the account at the appropriate Book-Entry Transfer Facility to be credited with the withdrawn Shares and otherwise comply with such Book-Entry Transfer Facility's procedures. Withdrawals of tenders of Shares may not be rescinded, and any Shares properly withdrawn will thereafter be deemed not validly tendered for purposes of the Offer. However, withdrawn Shares may be retendered by again following one of the procedures described in Section 3 any time prior to the Expiration Date.

   All questions as to the form and validity (including time of receipt) of notices of withdrawal will be determined by the Purchaser, in its sole discretion, which determination will be final and binding. None of the Purchaser, PhoneTel, the Depositary, the Information Agent, the Dealer Manager or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give any such notification.

   5. CERTAIN FEDERAL INCOME TAX CONSEQUENCES. The receipt of cash for Shares pursuant to the Offer or the Merger will be a taxable transaction for U.S. federal income tax purposes and also may be a taxable transaction under state, local or foreign tax laws. In general, a shareholder who tenders Shares in the Offer or receives cash in exchange for Shares in the Merger will recognize gain or loss for federal income tax purposes equal to the difference, if any, between the amount of cash received and the shareholder's tax basis in the Shares sold. Gain or loss will be determined separately for each block of Shares (i.e., Shares acquired at the same time and price) exchanged pursuant to the Offer or the Merger. Such gain or loss generally will be capital gain or loss if the Shares disposed of were held as capital assets by the shareholder, and will be long-term capital gain or loss if the Shares disposed of were held for more than one year at the date of sale.

   A shareholder of Shares who perfects such shareholder's dissenter's rights, if any, under the GBCC probably will recognize gain or loss at the Effective Time in an amount equal to the difference between the "amount realized" and such shareholder's adjusted tax basis of such Shares. For this purpose, although there is no authority to this effect directly on point, the amount realized generally should equal the trading value per share of the Shares at the Effective Time. Ordinary interest income and/or capital gain (or capital loss, assuming that the Shares were held as capital assets) should be recognized by such shareholder at the time of actual receipt of payment, to the extent that such payment exceeds (or is less than) the amount realized at the Effective Time.

   The foregoing summary constitutes a general description of certain U.S. federal income tax consequences of the Offer and the Merger without regard to the particular facts and circumstances of each shareholder of the Company and is based on the provisions of the Internal Revenue Code of 1986, as amended, Treasury Department Regulations issued pursuant thereto and published rulings and court decisions in effect as of the date hereof, all of which are subject to change, possibly with retroactive effect. Special tax consequences not described herein may be applicable to certain shareholders subject to special tax treatment (including, but not limited to, insurance companies, tax-exempt organizations, financial institutions or broker dealers, foreign shareholders and shareholders who have acquired their Shares pursuant to the exercise of employee stock options or otherwise as compensation). ALL SHAREHOLDERS SHOULD CONSULT THEIR TAX ADVISORS WITH RESPECT TO SPECIFIC TAX EFFECTS APPLICABLE TO THEM OF THE OFFER AND THE MERGER, INCLUDING THE APPLICABILITY AND EFFECT OF THE ALTERNATIVE MINIMUM TAX AND ANY STATE, LOCAL AND FOREIGN TAX LAWS.

   6. PRICE RANGE OF THE SHARES; DIVIDENDS ON THE SHARES. The Shares are traded on the NASDAQ National Market under the symbol "CCIX". The following table sets forth, for each of the calendar years indicated, the high and low reported sales price per Share on the NASDAQ National Market based on published financial sources.

                                                 SALES PRICE
                                             -----------------
                                                HIGH      LOW
                                             --------  -------
1995
 First Quarter .............................     18 3/4   14 1/4
 Second Quarter ............................     18        7
 Third Quarter .............................      9 1/2    6 1/2
 Fourth Quarter ............................      7        4 1/4

1996
 First Quarter .............................      7 1/2    4 1/2
 Second Quarter ............................      8 1/2    6 5/8
 Third Quarter .............................      8        5
 Fourth Quarter ............................      8 3/8    6

1997
 First Quarter (through March 19, 1997) ....     12        7 1/2

   On March 13, 1997, the last full trading day prior to the first public announcement of the Purchaser's intention to commence the Offer, the last reported sales price of the Shares on the NASDAQ National Market was $8 7/8 per Share. On March 19, 1997, the last full trading day prior to the commencement of the Offer, the last reported sales price of the Shares on the NASDAQ National Market was $10 3/4 per Share. SHAREHOLDERS ARE URGED TO OBTAIN A CURRENT MARKET QUOTATION FOR THE SHARES.

   The Company has advised the Purchaser that the Company has never declared or paid any cash dividends on its capital stock.

7. EFFECT OF THE OFFER ON THE MARKET FOR THE SHARES; STOCK LISTING; EXCHANGE ACT REGISTRATION; MARGIN REGULATIONS.

   Market for the Shares. The purchase of Shares pursuant to the Offer will reduce the number of holders of Shares and the number of Shares that might otherwise trade publicly and, depending upon the number of Shares so purchased, could adversely effect the liquidity and market value of the remaining Shares held by the public.

   Stock Listing. Depending upon the number of Shares purchased pursuant to the Offer, and the aggregate market value and per share price of any Shares not purchased pursuant to the Offer, the Shares may no longer meet the standards of the National Association of Securities Dealers, Inc. (the "NASD") for continued inclusion in the NASDAQ National Market, which require that an issuer have at least 200,000 publicly held shares with a market value of at least $1 million, and have net tangible assets of at least $1 million, $2 million or $4 million depending on profitability levels during the issuer's four most recent fiscal years. If these standards are not met, the Shares might nevertheless continue to be included in the NASD's NASDAQ Stock Market with quotations published in the NASDAQ "additional list" or in one of the "local lists." However, if the number of holders of Shares falls below 300, or if the number of publicly held Shares falls below 100,000, or if there are not at least two market makers for the Shares, NASD rules provide that the securities would no longer be "qualified" for NASDAQ Stock Market reporting, and the NASDAQ Stock Market would cease to provide any quotations as to the Shares. Shares held directly or indirectly by an officer or director of the Company, or by any beneficial owner of more than 10% of the Shares, ordinarily will not be considered as being publicly held for this purpose. If, as a result of the purchase of Shares pursuant to the Offer or otherwise, the Shares no longer meet the NASD requirements for continued inclusion in the NASDAQ National Market or the NASDAQ Stock Market, and the Shares are no longer included in any tier of the NASDAQ Stock Market, the market for Shares could be adversely affected.

   In the event the Shares no longer meet the requirements of the NASD for inclusion in the NASDAQ Stock Market, it is possible that the Shares would continue to trade in the over-the-counter market and that price quotations might still be available from other sources. The extent of the public market for the Shares and availability of such quotations would, however, depend upon the number of holders of Shares remaining at such time, the interest in maintaining a market in the Shares on the part of securities firms, the possible termination of registration under the Exchange Act, as described below, and other factors.

   According to the Company's Annual Report on Form 10-K for the fiscal year ended June 30, 1996 (the "Company 1996 10-K"), as of September 19, 1996, there were approximately 87 holders of record of Shares, not including approximately 4,200,000 Shares held by 78 shareholders in "street name." According to information provided by the Company, as of March 14, 1997, there were 6,054,556 Shares outstanding. If, as a result of the purchase of Shares pursuant to the Offer or otherwise, the Company does not meet the requirements for continued inclusion in the NASDAQ National Market or the NASDAQ Stock Market and the Shares are no longer included in the NASDAQ National Market or the NASDAQ Stock Market, as the case may be, the market for Shares could be adversely affected.

   Exchange Act Registration. The Shares currently are registered under the Exchange Act. Registration of the Shares under the Exchange Act may be terminated upon application of the Company to the Commission if the Shares are neither listed on a national securities exchange nor held by 300 or more holders of record. Termination of registration of the Shares under the Exchange Act would substantially reduce the information required to be furnished by the Company to its shareholders and to the Commission and would make certain provisions of the Exchange Act, such as the short-swing profit recovery provisions of Section 16(b), the requirement of furnishing a proxy statement pursuant to Section 14(a) in connection with shareholders' meetings and the related requirement of furnishing an annual report to shareholders and the requirements of Rule 13e-3 under the Exchange Act with respect to "going private" transactions, no longer applicable to the Company. Furthermore, the ability of "affiliates" of the Company and persons holding "restricted securities" of the Company to dispose of such securities pursuant to Rule 144 or Rule 144A promulgated under the Securities Act of 1933, as amended (the "Securities Act"), may be impaired or eliminated. If registration of the Shares under the Exchange Act were terminated, the Shares would no longer be "margin securities" or be eligible for continued listing on any stock exchange. The Purchaser may seek to cause the Company to apply for termination of registration of the Shares under the Exchange Act as soon after the completion of the Offer as the requirements for such termination are met.

   If registration of the Shares is not terminated prior to the Merger, then the Shares will be delisted from the NASDAQ National Market and the registration of the Shares under the Exchange Act will be terminated following the consummation of the Merger.

   Margin Regulations. The Shares presently are "margin securities" under the regulations of the Board of Governors of the Federal Reserve System (the "Federal Reserve Board"), which status has the effect, among other things, of allowing brokers to extend credit on the collateral of such securities. Depending upon factors similar to those described above regarding listing and market quotations, it is possible that, following the Offer, the Shares would no longer constitute "margin securities" for the purposes of the margin regulations of the Federal Reserve Board and therefore could no longer be used as collateral for loans made by brokers.

   If registration of the Shares under the Exchange Act were terminated, the Shares would no longer be "margin securities."

8. CERTAIN INFORMATION CONCERNING THE COMPANY

   General. The information concerning the Company contained in this Offer to Purchase, including that set forth below under the caption "Selected Financial Information," has been furnished by the Company or has been taken from or based upon publicly available documents and records on file with the Commission and other public sources. Neither PhoneTel nor the Purchaser assumes responsibility for the accuracy or completeness of the information concerning the Company contained in such documents and records or for any failure by the Company to disclose events which may have occurred or may affect the significance or accuracy of any such information but which are unknown to PhoneTel or the Purchaser.

   The Company owns and operates a network of over 26,000 coin-operated payphones and inmate phones located in 41 states and the District of Columbia. The Company's payphones are located where there is significant demand for payphone services, such as convenience stores, service stations, grocery stores, hospitals, shopping centers and truck stops. The payphones generate significant revenue from both coin calls and "non-coin" calls, such as collect calls, third-party calls and credit card or calling card calls. The Company's inmate phones are installed in approximately 560 correctional institutions, most of which are operated at the county and local government level. All inmate phone revenue is generated from non-coin calls. Substantially all of the Company's payphones and inmate phones are electronically linked to the Company's centralized, proprietary management information systems that permit the Company to monitor phone usage patterns and address potential service and maintenance needs before they cause significant downtime or come to the attention of the site operator or correctional institution. The Company is a Georgia corporation with its principal executive offices at 1150 Northmeadow Parkway, Roswell, Georgia 30076. The telephone number of the Company at such offices is (770) 442-7300.

   Selected Financial Information. Set forth below is certain selected consolidated financial information with respect to the Company, excerpted or derived from the Company's 1996 Annual Report to Shareholders and its Quarterly Report on Form 10-Q for the quarter ended December 31, 1996, both filed with the Commission pursuant to the Exchange Act.

   More comprehensive financial information is included in such reports and in other documents filed by the Company with the Commission. The following summary is qualified in its entirety by reference to such reports and other documents and all of the financial information (including any related notes) contained therein. Such reports and other documents may be inspected and copies may be obtained from the Commission in the manner set forth below.

                         COMMUNICATIONS CENTRAL INC.
                 SELECTED CONSOLIDATED FINANCIAL INFORMATION
                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

                                               SIX MONTHS ENDED                 FISCAL YEARS ENDED
                                       ------------------------------  ----------------------------------
                                         DECEMBER 31,    DECEMBER 31,    JUNE 30,    JUNE 30,    JUNE 30,
                                             1996            1995          1996        1995        1994
                                       --------------  --------------  ----------  ----------  ----------
OPERATING DATA:
 Net sales ...........................     $ 53,159        $ 53,387      $105,340    $ 81,422    $46,124
 Operating income (loss) .............        2,943           4,778       (11,525)      7,828      5,519
 Net income (loss) ...................         (363)          1,276       (17,946)      3,172      2,779
 Net income (loss) per share .........        (0.06)           0.21         (2.96)       0.52       0.57
BALANCE SHEET DATA (AT END OF
PERIOD):
 Working capital .....................     $(11,490)          6,821      $  1,464    $  3,783
 Total assets ........................      111,327         125,500       109,728     122,967
 Total liabilities ...................       83,775          79,753        83,191      78,692
 Shareholders' equity ................       27,552          45,747        26,537      44,275

   Available Information. The Company is subject to the informational filing requirements of the Exchange Act and, in accordance therewith, is obligated to file reports, proxy statements and other information with the Commission relating to its business, financial condition and other matters. Information as of particular dates concerning the Company's directors and officers, their remuneration, options granted to them, the principal holders of the Company's securities and any material interests of such persons in transactions with the Company is required to be disclosed in proxy statements distributed to the Company's shareholders and filed with the Commission. Such reports, proxy statements and other information should be available for inspection at the public reference facilities of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, and at the regional offices of the Commission located at Seven

World Trade Center, Suite 1300, New York, NY 10048 and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, IL 60661. Copies of such information should be obtainable by mail, upon payment of the Commission's customary charges, by writing to the Commission's principal office at 450 Fifth Street, N.W., Washington, D.C. 20549. The Commission also maintains a website at http://www.sec.gov that contains reports, proxy statements and other information. Such material should also be available for inspection at the offices of the NASDAQ National Market, located at 1735 K Street, N.W., Washington, D.C. 20006-1506.

9. CERTAIN INFORMATION CONCERNING THE PURCHASER AND PHONETEL.

   General. The Purchaser, a Georgia corporation and a wholly owned subsidiary of PhoneTel, was organized for the purpose of acquiring the Company and has conducted no activities unrelated to such purpose since its organization. All of the issued and outstanding shares of capital stock of the Purchaser are owned by PhoneTel. The principal executive offices of the Purchaser are located at the principal executive offices of PhoneTel. The telephone number of the Purchaser at such offices is (216) 241-2555.

   PhoneTel believes it is the largest independent public pay telephone operator in the United States. As of March 14, 1997, PhoneTel owned and operated more than 41,000 installed public pay telephones, of which approximately 95% are located in 20 states and approximately 57% are located in Texas, Florida, California, Missouri and New Mexico. PhoneTel is an Ohio corporation with its principal executive offices at 1127 Euclid Avenue, Cleveland, Ohio 44115. Its telephone number at such address is (216) 241-2555.

   Selected Financial Information. Set forth below is certain selected consolidated financial information with respect to PhoneTel for the fiscal years ended December 31, 1996, 1995 and 1994. Such financial information has been taken from the periodic reports and other documents filed by PhoneTel with the Commission. More comprehensive information concerning PhoneTel is included in such reports and other documents and the financial information that follows is qualified in its entirety by reference to such reports and other documents and all of the financial information and notes contained therein. Such reports and other documents may be inspected and copies may be obtained from the Commission in the manner set forth below.

                         PHONETEL TECHNOLOGIES, INC.
                 SELECTED CONSOLIDATED FINANCIAL INFORMATION
               (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                      FISCAL YEARS ENDED
                                       ----------------------------------------------
                                         DECEMBER 31,    DECEMBER 31,    DECEMBER 31,
                                             1996            1995            1994
                                       --------------  --------------  --------------
SUMMARY OF EARNINGS DATA:
 Revenues.............................     $ 44,804        $18,718         $15,866
 Operating income (loss)..............       (6,129)        (5,289)         (1,314)
 Net (loss) income....................      (26,649)        (6,110)         (1,695)
 Income (loss) per common share ......     $  (5.29)       $ (3.29)        $ (1.35)
BALANCE SHEET DATA (AT END OF
 PERIOD):
 Working capital (deficit)............     $ 39,491        $(4,844)
 Total assets.........................      159,770         28,917
 Total liabilities....................      136,357         19,206
 Shareholders' equity (including
  mandatorily redeemable preferred
  stock)..............................       23,413          9,711

   The selected consolidated financial information set forth above is not necessarily indicative of the current balance sheet data of PhoneTel or the results of its operations going forward, due to, among other things, the effect of financing, new Federal Communications Commission ("FCC") rules and recent acquisitions, as follows:

     The financial information includes data for each of the following acquisitions only from the date of such acquisition:

                                                               NUMBER OF PAY
COMPANY                                    ACQUISITION DATE     TELEPHONES
---------------------------------------  ------------------  ---------------
Alpha Pay Phone IV L.P..................      March 25, 1994       2,155
World Communications, Inc...............  September 22, 1995       3,237
Public Telephone Corporation............    October 16, 1995       1,200
Paramount Communications Systems, Inc.        March 15, 1996       2,528
International Pay Phones, Inc. .........      March 15, 1996       2,101
Payphones of America, Inc. .............      August 1, 1996       3,115
Amtel Communications Services ..........  September 13, 1996       6,872

     In addition, such financial information does not reflect the following acquisitions completed in 1997:

                                                    NUMBER OF PAY
COMPANY                          ACQUISITION DATE    TELEPHONES
------------------------------  ----------------  ---------------
Cherokee Communications, Inc.     January 1, 1997      13,949
Texas Coinphone ...............  January 14, 1997       1,250
Other acquisitions ............      January 1997         300
Other acquisitions ............     February 1997         391

     On December 18, 1996, PhoneTel completed the following two underwritten public offerings: (i) the sale of 6,750,000 shares of common stock at a price to the public of $3.00 per share, for estimated net proceeds to PhoneTel of $17,982,500 (with an underwriters' allotment exercised for 1,012,500 shares, for additional net proceeds to the Company of $2,825,000) and (ii) the sale of $125,000,000 aggregate principal amount of its Senior Notes due 2006 ("Senior Notes") for net proceeds to PhoneTel therefrom of $118,475,000. The net proceeds of such sales were used to fund certain acquisitions completed in 1997, to repay certain indebtedness of PhoneTel and to fund working capital and other general corporate purposes. The historical Summary of Earnings Data set forth above with respect to PhoneTel does not reflect the impact of these offerings.

     Effective November 6, 1996, pursuant to recently promulgated FCC rules, PhoneTel began to derive additional revenues from access it provides callers to any carrier other than the presubscribed carrier (commonly referred to as "dial-around" access). As of November 6, 1996, PhoneTel began accruing gross dial-around revenues at the mandated rate of $45.85 per telephone per month, as compared with the rate of $6.00 per telephone per month in place prior to November 6, 1996. Commencing October 7, 1997 and ending October 6, 1998, the $45.85 per telephone per month rate will change to a rate of $0.35 per call. Thereafter, the dial-around rate will be at a per-call rate equal to the local coin call rate. Additionally, the states are required to deregulate the price of local phone calls, which PhoneTel believes may result in an increase in the local coin call rate, thereby generating additional revenues. However, there can be no assurance as to the ultimate effect that the rules and policies adopted by the FCC on its own or after any judicial review will have on PhoneTel's business, results of operations or financial condition.

   Certain Information. The name, citizenship, business address, present principal occupation or employment and five-year employment history of each of the directors and executive officers of the Purchaser and PhoneTel are set forth in Schedule I hereto.

   Except as set forth in this Offer to Purchase, neither the Purchaser or PhoneTel, nor, to the best of their knowledge, any of the persons listed on
Schedule I, nor any associate or majority-owned subsidiary of any of the foregoing, beneficially owns or has a right to acquire any Shares, and neither the Purchaser nor PhoneTel nor, to the best of their knowledge, any of the persons or entities referred to above, nor any of the respective executive officers, directors or subsidiaries of any of the foregoing, has effected any transaction in Shares during the past 60 days.

   Except as set forth in this Offer to Purchase, neither the Purchaser or PhoneTel, nor, to the best of their knowledge, any of the persons listed on
Schedule I, has any contract, arrangement, understanding or relationship with any other person with respect to any securities of the Company, including, but not limited to, any contract, arrangement, understanding or relationship concerning the transfer or the voting of any securities of the Company, joint ventures, loan or option arrangements, puts or calls, guarantees of loans, guarantees against loss, or the giving or withholding of proxies. Except as set forth in this Offer to Purchase, none of the Purchaser, PhoneTel, or any of their respective affiliates, nor, to the best of their knowledge, any of the persons listed on Schedule I, has had, since July 1, 1993, any business relationships or transactions with the Company or any of its executive officers, directors or affiliates that would require reporting under the rules of the Commission. Except as set forth in this Offer to Purchase, since July 1, 1993, there have been no contacts, negotiations or transactions between the Purchaser, PhoneTel, any of their respective affiliates or, to the best of their knowledge, any of the persons listed on Schedule I, and the Company or its affiliates concerning a merger, consolidation or acquisition, tender offer or other acquisition of securities, election of directors or a sale or other transfer of a material amount of assets.

   Available Information. PhoneTel is subject to the informational filing requirements of the Exchange Act and, in accordance therewith, is obligated to file reports, proxy statements and other information with the Commission relating to its business, financial condition and other matters. Information as of particular dates concerning PhoneTel's directors and officers, their remuneration, options granted to them, the principal holders of PhoneTel's securities and any material interests of such persons in transactions with PhoneTel is required to be disclosed in proxy statements distributed to PhoneTel's shareholders and filed with the Commission. Such reports, proxy statements and other information should be available for inspection from the offices of the Commission in the same manner as set forth with respect to information concerning the Company in Section 8. Such material should also be available for inspection at the offices of the American Stock Exchange, Inc., located at 86 Trinity Place, New York, NY 10006-1881.

10. SOURCE AND AMOUNT OF FUNDS.

   The total amount of funds required by the Purchaser to purchase all of the Shares pursuant to the Offer and the Merger, to refinance certain indebtedness for borrowed money of the Company, and to pay related fees and expenses is expected to be approximately $175 million. THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, THE RECEIPT BY PHONETEL OF FINANCING SUFFICIENT IN AMOUNT TO ENABLE IT AND THE PURCHASER TO CONSUMMATE THE OFFER AND THE MERGER AND TO REFINANCE CERTAIN INDEBTEDNESS FOR BORROWED MONEY OF THE COMPANY AND TO PAY RELATED FEES AND EXPENSES.

   PhoneTel and the Purchaser anticipate that the funds required in connection with the transactions contemplated by the Merger Agreement would be obtained through the private placement of senior and/or subordinated debt or equity securities of PhoneTel and through borrowings from commercial banks or other lenders.

   Pursuant to an Engagement Letter dated March 14, 1997 between CIBC Wood Gundy and PhoneTel (the "Engagement Letter"), CIBC Wood Gundy has been engaged to act as PhoneTel's lead underwriter, placement agent or initial purchaser, as the case may be, in connection with, but not limited to, (i) the proposed issuance to institutional investors of up to $175 million aggregate principal amount of high yield debt securities of PhoneTel, preferred stock or private common equity (the "Securities"), (ii) the obtaining of a new senior credit facility of up to $100 million (the "Senior Financing") and (iii) the issuance of up to $125 million of additional high yield debt or equity securities to finance other potential acquisitions (the "Future Financing" and, together with the Securities and the Senior Financing, the "Financing"). The net proceeds to PhoneTel from the Securities and the Senior Financing principally will be used to finance the Offer and the Merger, to repay existing indebtedness of the Company, for general corporate purposes, including other acquisitions, and to pay related fees and expenses. This Offer to Purchase does not constitute an offer to sell or a solicitation of an offer to buy any of the securities to be placed by CIBC Wood Gundy.

   In addition, CIBC Wood Gundy has delivered to PhoneTel a letter dated March 14, 1997 stating that, based on current market conditions, CIBC Wood Gundy is "highly confident" of its ability, as lead underwriter, placement agent or initial purchaser, to sell or place up to $175 million of senior and/or subordinated debt or equity securities of PhoneTel to finance the acquisition of the Company, subject to the terms and conditions set forth in such letter. Pursuant to such letter, CIBC Wood Gundy's ability to consummate such sale or placement of such financing is subject to: (i) the terms and conditions of such financing and all related documentation, as well as the terms and structure of the transaction, all being reasonably satisfactory in form and substance to CIBC Wood Gundy and its counsel, (ii) CIBC Wood Gundy's satisfaction with, and completion of financial, business and legal due diligence regarding PhoneTel and the Company, including access to certain non-public information, (iii) there not having become known or, since December 31, 1996, occurred any material adverse change in the business, condition (financial or otherwise), results of operations, assets, liabilities or prospects of PhoneTel or the Company,
(iv) the receipt of all necessary governmental, regulatory, and third-party approvals and consents, including from other lenders to PhoneTel in connection with such financing and the transaction, on terms satisfactory to CIBC Wood Gundy, (v) CIBC Wood Gundy having a reasonable and customary time and terms to market such financing, as contemplated by the Engagement Letter, which is likely to require an extension of the initial Expiration Date and
(vi) at the time such financing is consummated, there being no legal, regulatory, financial or other restrictions on PhoneTel's ability to promptly consummate the transaction. The foregoing description of the CIBC Wood Gundy "highly confident" letter is qualified in its entirety by reference to such letter, a copy of which has been filed with the Commission as an exhibit to the Schedule 14D-1.

   Pursuant to the Engagement Letter, in consideration for the services rendered by CIBC Wood Gundy in connection with the Financing, PhoneTel has agreed to pay to CIBC Wood Gundy as follows: (i) a cash placement fee of 3.5% of the purchase price of high yield debt securities issued in the Financing,
(ii) a cash placement fee of 4.0% of the liquidation value of any preferred equity issued in the Financing, subject to certain exceptions, (iii) a cash placement fee of 6.0% of the gross proceeds from the sale or placement of private common equity issued in the Financing, subject to certain exceptions,
(iv) a cash placement fee of 2.5% of the committed amount of the Senior Financing, subject to certain exceptions and (v) a cash advisory fee of $625,000 for financial advisory services provided in connection with the solicitation of the Noteholder Consents (as defined below). Moreover, under the terms of the Engagement Letter, if PhoneTel completes the Offer and the Merger, PhoneTel will pay CIBC Wood Gundy a minimum cash fee of $1 million, which shall be credited against any fees due pursuant to clauses (i), (ii)
(iii) or (iv) above. PhoneTel also has agreed to reimburse CIBC Wood Gundy for certain fees and expenses and to indemnify it against certain claims arising out of the services provided thereunder.

   The obligations of CIBC Wood Gundy under the Engagement Letter are to use its best efforts to place the Financing. There is no obligation on the part of CIBC Wood Gundy to purchase any of the instruments comprising the Financing under either the Engagement Letter or the "highly confident" letter. The placement obligations of CIBC Wood Gundy are subject to satisfactory completion of a due diligence investigation by CIBC Wood Gundy and its counsel, market conditions and the form and terms of the instruments comprising the Financing, the offering materials and all related documents being mutually acceptable to PhoneTel and CIBC Wood Gundy.

   The foregoing discussion of the Engagement Letter is qualified in its entirety by reference to the Engagement Letter, a copy of which has been filed with the Commission as an exhibit to the Schedule 14D-1.

   As currently contemplated, completion of the Financing would require PhoneTel to obtain the consent of the holders of at least a majority of the outstanding aggregate principal amount of the Senior Notes to amend the Indenture dated as of December 18, 1996 with respect to the Senior Notes to modify the limitation contained therein on the incurrence by PhoneTel of additional indebtedness (the "Noteholder Consents").

   It is anticipated that borrowings incurred by PhoneTel in connection with the Financing will be repaid from internally generated funds of PhoneTel including, after the Merger, funds obtained from the Company, and/or refinanced in the private or public markets.

   THE OFFER IS SUBJECT, AMONG OTHER THINGS, TO THE FINANCING CONDITION. THERE CAN BE NO ASSURANCE THAT (I) THE NOTEHOLDER CONSENTS WILL BE OBTAINED OR (II) PHONETEL OR THE PURCHASER WILL SUCCEED IN COMPLETING THE FINANCING, WHETHER THROUGH CIBC WOOD GUNDY OR OTHERWISE.

11. BACKGROUND OF THE OFFER; PURPOSE OF THE OFFER AND THE MERGER; THE MERGER AGREEMENT AND CERTAIN OTHER AGREEMENTS

   The following description was prepared by PhoneTel and the Company. Information about the Company was provided by the Company and neither the Purchaser nor PhoneTel takes any responsibility for the accuracy or completeness of any information regarding meetings or discussions in which PhoneTel or its representatives did not participate.

   Background of the Offer. PhoneTel believes that there is a significant opportunity to consolidate the highly fragmented independent segment of the public pay telephone industry. Selective acquisitions enable PhoneTel to expand its geographic presence and further its strategy of clustering its public pay telephones more rapidly than with new installations. Accordingly, PhoneTel maintains an active acquisition program to acquire public pay telephones that are in, or contiguous to, its existing markets or that can form the basis of a new cluster. Members of PhoneTel's senior management routinely engage in investigating opportunities to meet PhoneTel's objective to grow, in part, through additional acquisitions, thereby achieving economies of scale while implementing cost savings. See Section 9.

   In July 1996, Peter G. Graf, PhoneTel's Chairman and Chief Executive Officer, and Tammy L. Martin, Executive Vice President, Chief Administrative Officer and General Counsel of PhoneTel, met Rodger L. Johnson, President and Chief Executive Officer of the Company, at the Company's headquarters in Roswell, Georgia. Messrs. Graf and Johnson met again the following week. At such meetings, the parties discussed the public pay telephone industry generally, PhoneTel's acquisition strategy and, in general terms, the potential benefits of a strategic relationship between PhoneTel and the Company, including the possibility of combining the companies. Following these discussions, PhoneTel and the Company entered into the Confidentiality Agreement dated July 25, 1996, a copy of which is filed as an exhibit to the
Schedule 14D-1, pursuant to which, among other things, the parties agreed that any non-public information made available to the other would be held in strict confidence. In addition, under the Confidentiality Agreement, each party agreed not to purchase or sell securities of each other based on such information until such information is made, or becomes, publicly available. No confidential information was exchanged as the result of such meetings. There were no further substantive discussions between PhoneTel and the Company until February 1997.

   In January 1997, PhoneTel's senior management and its advisors reviewed the status of their internal discussions regarding the Company and considered preliminary value ranges for the Shares in light of a possible combination. PhoneTel's senior management concluded that, given the Company's prospects and the outlook for its financial performance, and the potential benefits of consolidation, PhoneTel should pursue further discussions with the Company regarding a possible combination. On February 4, 1997, at a meeting of the Board of Directors of PhoneTel, senior management of PhoneTel presented and discussed the potential benefits of a strategic relationship between PhoneTel and the Company.

   On February 19, 1997, Mr. Graf and Nickey B. Maxey, Vice Chairman of PhoneTel, accompanied by legal counsel for PhoneTel and representatives of CIBC Wood Gundy and Southcoast, met with Mr. Johnson, C. Douglas McKeever, Chief Financial Officer of the Company, and counsel for the Company to discuss a potential transaction between the Company and PhoneTel as well as, in general terms, the Financing. At that time, the management participants from PhoneTel indicated that it would be prepared to enter into a merger agreement, commence a tender offer and complete a transaction in the range of $11.50 per Share. PhoneTel also indicated the importance to PhoneTel of securing non-competition agreements from key employees of the Company, particularly Mr. Johnson, and the willingness of PhoneTel to pay up to $1.5 million for such agreements.

   On February 26, 1997, at a regularly scheduled meeting, the Company's Board of Directors first considered PhoneTel's proposal in light of an array of other strategic alternatives, and directed the Company's management to seek an increase in the price to be paid.

   On February 28, 1997, counsel for PhoneTel, on behalf of PhoneTel, sent a draft agreement and plan of merger to senior management of the Company and its counsel. During the period from February 19, 1997 through and including March 7, 1997, representatives of PhoneTel and the Company, including legal counsel, met by telephone conference on several occasions to discuss the price at which a merger might be approved by PhoneTel and the Company and to negotiate the terms of the draft agreement and plan of merger.

   On March 7, 1997, PhoneTel entered into an engagement letter with CIBC Wood Gundy, and on March 9, 1997, CIBC Wood Gundy delivered to PhoneTel a "highly confident" letter. Such engagement letter and "highly confident" letter have been superseded by the Engagement Letter and the "highly confident" letter of CIBC Wood Gundy dated March 14, 1997, each of which has been filed as an exhibit to the Schedule 14D-1. See Section 10.

   On March 10, 1997, Messrs. Graf, Johnson and McKeever, together with counsel for PhoneTel and the Company, met in Atlanta, Georgia. At that meeting, Mr. Graf indicated that an acquisition by PhoneTel would be subject to a financing condition. After further discussion, Mr. Graf indicated that PhoneTel would be willing to pay $12.85 per Share to acquire the Company, to place $3 million in escrow to be paid to the Company in the event that such financing condition was not satisfied and to pay $2 million for the non-competition agreements.

   On March 9 and 11, 1997, the Company's Board of Directors held telephonic meetings to further consider the proposed merger agreement and terms of the offer and the merger, and the related transactions. In response to the Board's concern regarding the uncertainty created by the financing condition and PhoneTel's desire to have a minimum condition greater than a majority of the outstanding shares on a fully-diluted basis, the Board instructed Mr. Johnson to seek an increase in the escrow deposit and to negotiate for the earliest possible date by which the tender offer could be completed. After further discussions between representatives of PhoneTel and the Company, PhoneTel agreed to increase the amount to be placed in escrow to $5 million, and to complete the tender offer by May 19, 1997.

   On March 12, 1997, the Board of Directors of PhoneTel held a telephonic meeting to consider the proposed terms of the Merger Agreement, including the Offer and the Merger, and the related transactions, including the Financing. At such meeting, after a full discussion, the Board of Directors of PhoneTel approved the Merger Agreement, the Offer and the Merger and the transactions contemplated thereby, including the Financing.

   At meetings of the Board of Directors of the Company held on March 13 and 14, 1997, the Board of Directors unanimously approved the Merger Agreement, the Offer and the Merger and determined that the terms of the Offer and the Merger are fair to, and in the best interests of, the Company's shareholders, and unanimously recommended that shareholders of the Company accept the Offer and tender their Shares. On March 14, Bradford delivered to the Company's Board of Directors its written opinion to the effect that the consideration to be received by the public shareholders of the Company in the Offer and the Merger is fair to such shareholders from a financial point of view as of the date of such meeting. The opinion of Bradford is set forth in full as an exhibit to the Company's Schedule 14D-9 which is being mailed to shareholders of the Company. Shareholders of the Company are urged to read that opinion in its entirety.

   Following the approval of the respective Boards of Directors, on March 14, 1997, PhoneTel, the Purchaser and the Company executed and delivered the Merger Agreement.

   On March 20, 1997, the Purchaser and PhoneTel commenced the Offer.

   Purpose of the Offer and the Merger. The purpose of the Offer, the Merger and the Merger Agreement is to enable PhoneTel to acquire control of, and the entire equity interest in, the Company. The Offer is being made pursuant to the Merger Agreement and is intended to increase the likelihood that the Merger will be effected. The purpose of the Merger is to acquire all outstanding Shares not purchased pursuant to the Offer. The transaction is structured as a merger in order to ensure the acquisition by PhoneTel and its affiliates, including the Purchaser, of all the outstanding Shares. Upon consummation of the Merger, the Company will become (or will be merged into) a wholly owned subsidiary of PhoneTel.

   If the Merger is consummated, PhoneTel's common equity interest in the Company would increase to 100% and PhoneTel would be entitled to all benefits resulting from that interest. These benefits include complete management with regard to the future conduct of the Company's business and any increase in its value. Similarly, PhoneTel will also bear the risk of any losses incurred in the operation of the Company and any decrease in the value of the Company.

   Shareholders of the Company who sell their Shares in the Offer will cease to have any equity interest in the Company and to participate in its earnings and any future growth. If the Merger is consummated, the shareholders will no longer have an equity interest in the Company and instead will have only the right to receive cash consideration pursuant to the Merger Agreement or to exercise statutory dissenters' rights under Georgia law. See Section 12. Similarly, the shareholders of the Company will not bear the risk of any decrease in the value of the Company after selling their Shares in the Offer or the subsequent Merger.

   The primary benefits of the Offer and the Merger to the shareholders of the Company are that such shareholders are being afforded an opportunity to sell all of their Shares for cash at a price which represents a premium of approximately 44.7% over the closing market price of the Shares on the last full trading day prior to the initial public announcement of the Offer, and a more substantial premium over recent historical trading prices.

 Merger Agreement

   The following is a summary of certain provisions of the Merger Agreement. The summary is qualified in its entirety by reference to the Merger Agreement which is incorporated herein by reference and a copy of which has been filed with the Commission as an exhibit to the Schedule 14D-1. The Merger Agreement may be examined and copies may be obtained at the places and in the manner set forth in Section 9 of this Offer to Purchase.

   THE OFFER. The Merger Agreement provides that the Purchaser will commence the Offer and that, upon the terms and subject to the prior satisfaction or waiver of the conditions of the Offer, the Purchaser will purchase all Shares validly tendered pursuant to the Offer. The Merger Agreement provides that, without the written consent of the Company, the Purchaser will not decrease the Offer Price, decrease the number of Shares sought in the Offer, amend or waive the Minimum Condition, or amend any condition of the Offer in a manner adverse to the holders of Shares, except that (i) PhoneTel or the Purchaser can waive the Minimum Condition without the written consent of the Company in the event that at least 50.1% of the Shares outstanding on a fully diluted basis are validly tendered and not withdrawn on or prior to the expiration of the Offer and (ii) if on the initial scheduled expiration date of the Offer all conditions to the Offer shall not have been satisfied or waived, the Purchaser may, from time to time, in its sole discretion, extend the expiration date for one or more periods totalling not more than thirty days or as may reasonably be necessary to comply with any legal or regulatory requirements. The Merger Agreement provides that if, immediately prior to the expiration date of the Offer, as it may be extended, the Shares tendered and not withdrawn pursuant to the Offer equal more than 75% of the outstanding Shares but less than 90%, the Purchaser may extend the Offer for a period not to exceed 20 business days. Notwithstanding the foregoing, the Merger Agreement provides that the Offer may not be extended beyond the date of termination of the Merger Agreement pursuant to the terms thereof.

   THE MERGER. Following the consummation of the Offer, the Merger Agreement provides that, subject to the terms and conditions thereof, at the election of PhoneTel and in accordance with Georgia law, in the event that PhoneTel shall acquire, directly or indirectly, at least 90% of the outstanding Shares of the Company, at the Effective Time the Company shall be merged with and into the Purchaser and, as a result of the Merger, the separate corporate existence of the Company shall cease and the Purchaser shall continue as the surviving corporation (sometimes referred to as the "Purchaser Surviving Corporation" or the "Surviving Corporation"). In the event that PhoneTel does not so elect or does not acquire at least 90% of the Shares, then at the Effective Time the Purchaser will be merged with and into the Company and, as a result of the Merger, the separate corporate existence of the Purchaser will cease and the Company will continue as the surviving corporation (sometimes referred to as the "Company Surviving Corporation" or the "Surviving Corporation").

   The respective obligations of PhoneTel and the Purchaser, on the one hand, and the Company, on the other hand, to effect the Merger are subject to the satisfaction on or prior to the Closing Date (as defined in the Merger Agreement) of each of the following conditions, any and all of which may be waived, in whole or in part, jointly by PhoneTel and the Company to the extent permitted by applicable law: (i) the Merger Agreement shall have been approved and adopted by the requisite vote of the holders of Shares, if required by applicable law, in order to consummate the Merger; (ii) no statute, rule or regulation shall have been enacted or promulgated by any governmental authority which prohibits the consummation of the Merger, and there shall be no order or injunction of a court of competent jurisdiction in effect precluding the consummation of the Merger; (iii) PhoneTel, the Purchaser or their affiliates shall have purchased Shares pursuant to the Offer, unless such failure to purchase is a result of a breach of PhoneTel's and the Purchaser's obligations under the Merger Agreement; and (iv) the applicable waiting period under the HSR Act shall have expired or been terminated.

   In addition, the obligations of PhoneTel and the Purchaser to consummate the Merger are further subject to the fulfillment of the condition (which may be waived by PhoneTel and the Purchaser) that the Company comply with its obligations regarding the Company's or any of its Subsidiaries' outstanding options and warrants, stock option plans and any other plan, program or arrangement providing for the issuance or grant of any other interest in respect of the capital stock of the Company or any of its Subsidiaries, as more fully described below.

   At the Effective Time of the Merger (i) each issued and outstanding Share (other than Shares that are owned by the Company as treasury stock, any Shares owned by PhoneTel, the Purchaser or any other wholly owned Subsidiary of PhoneTel, or any Shares which are held by shareholders exercising dissenters' rights under Georgia law) will be converted into the right to receive the price per share paid pursuant to the Offer and (ii) each issued and outstanding share of the common stock, par value $.01 per share, of the Purchaser will be converted into one share of common stock of the Company Surviving Corporation or shall remain outstanding and constitute shares of the Purchaser Surviving Corporation, as the case may be, and shall constitute the only outstanding shares of capital stock of the Surviving Corporation.

   THE COMPANY'S BOARD OF DIRECTORS. The Merger Agreement provides that promptly after the purchase by the Purchaser of at least a majority of the outstanding Shares, PhoneTel shall be entitled to designate such number of directors, rounded up to the next whole number, on the Company's Board of Directors as is equal to the product of the total number of directors on the Company's Board of Directors (giving effect to the directors designated by PhoneTel) multiplied by the percentage that the number of Shares so accepted for payment bears to the total number of Shares then outstanding. The Company will, upon request of the Purchaser, promptly use its best reasonable efforts, including amending its By-laws if necessary, either to increase the size of the Company's Board of Directors or secure the resignations of such number of its incumbent directors, or both, as is necessary to enable PhoneTel's designees to be elected to the Company's Board of Directors. In the event that PhoneTel's designees are elected to the Company's Board of Directors, until the Effective Time, the Company's Board of Directors will have at least three directors who were directors on the date of the Merger Agreement and who would constitute Continuing Directors for purposes of
Article VII of the Company's Articles of Incorporation. The Company's obligation to appoint PhoneTel's designees to the Company's Board of Directors is subject to compliance with Section 14(f) of the Exchange Act and Rule 14f-1 promulgated thereunder.

   SHAREHOLDERS' MEETING. Pursuant to the Merger Agreement, the Company will, if required by applicable law in order to consummate the Merger, duly call, give notice of, convene and hold a special meeting of its shareholders as promptly as practicable following the acceptance for payment and purchase of Shares by the Purchaser pursuant to the Offer for the purpose of considering and taking action upon the approval of the Merger and the adoption of the Merger Agreement. The Merger Agreement provides that the Company will, if required by applicable law in order to consummate the Merger, prepare and file with the Commission a preliminary proxy or information statement (the "Proxy Statement") relating to the Merger and the Merger Agreement and use its best efforts (i) to obtain and furnish the information required to be included by the Commission in the Proxy Statement and, after consultation with PhoneTel, to respond promptly to any comments made by the Commission with respect to the preliminary Proxy Statement and cause a definitive Proxy Statement to be mailed to its shareholders, provided that no amendment or supplement to the Proxy Statement will be made by the Company without consultation with PhoneTel and its counsel and (ii) to obtain the necessary approvals of the Merger and the Merger Agreement by its shareholders. If the Purchaser acquires at least a majority of the outstanding Shares, the Purchaser will have sufficient voting power to approve the Merger, even if no other shareholder votes in favor of the Merger. The Company has agreed to include in the Proxy Statement the recommendation of the Company's Board of Directors that shareholders of the Company vote in favor of the approval of the Merger and the adoption of the Merger Agreement. PhoneTel has agreed that it will vote, or cause to be voted, all of the Shares then owned by it, the Purchaser or any of its other Subsidiaries and affiliates in favor of the approval of the Merger and the adoption of the Merger Agreement.

   The Merger Agreement provides that in the event that PhoneTel, the Purchaser or any other Subsidiary of PhoneTel acquires at least 90% of the outstanding Shares, pursuant to the Offer or otherwise, PhoneTel, the Purchaser and the Company will, at the request of PhoneTel and subject to the terms of the Merger Agreement, take all necessary and appropriate action to cause the Merger to become effective as soon as practicable after such acquisition, without a meeting of shareholders of the Company, in accordance with Georgia law.

   OPTIONS AND WARRANTS. Pursuant to the Merger Agreement, at the Effective Time, each holder of then outstanding options (collectively, the "Options") or warrants (collectively, the "Warrants") to purchase Shares granted by the Company, whether or not then exercisable, will be entitled to receive, and will receive, in settlement of each Option or Warrant an amount in cash equal to the difference between the Offer Price and the per Share exercise price of such Option or Warrant. Prior to the Effective Time, the Company shall use its best efforts to obtain all necessary consents or releases from holders of outstanding Options or Warrants, to the extent required by the terms of the plans or agreements governing such Options or Warrants, as the case may be, or pursuant to the terms of any Option or Warrant granted thereunder. Except as may be otherwise agreed to by PhoneTel or the Purchaser and the Company, the Company shall take all action necessary to ensure that: (i) the Company's 1991 Stock Option Plan, 1993 Stock Option Plan, as amended and restated as of October 11, 1995, and the Stock Option Plan for Directors (collectively, the "Stock Option Plans") shall have been terminated as of the Effective Time and the provisions in any other plan, program or arrangement providing for the issuance or grant of any other interest in respect of the capital stock of the Company or any of its Subsidiaries shall be cancelled as of the Effective Time, and (ii) following the Effective Time, (a) no participant in any Stock Option Plan or other plans, programs or arrangements shall have any right thereunder to acquire equity securities of the Company, the Surviving Corporation or any Subsidiary thereof and all such plans shall have been terminated, and (b) the Company will not be bound by any convertible security, option, warrant, right or agreement which would entitle any person to own any capital stock of the Company, the Surviving Corporation or any Subsidiary thereof.

   INTERIM OPERATIONS; COVENANTS. Pursuant to the Merger Agreement, the Company has agreed that, except as expressly contemplated or provided by the Merger Agreement or agreed to in writing by PhoneTel, prior to the time the designees of the Purchaser constitute a majority of the Company's Board of Directors (the "Appointment Date"), the business of the Company and its Subsidiaries will be conducted only in the ordinary and usual course and to the extent consistent therewith, each of the Company and its Subsidiaries will use its best efforts to preserve its business organization intact and maintain its existing relations with customers, suppliers, employees, creditors and business partners, and (a) the Company will not, directly or indirectly, (i) issue, sell, transfer or pledge or agree to sell, transfer or pledge any treasury stock of the Company or any capital stock of any of its Subsidiaries beneficially owned by it, except upon the exercise of Warrants or Options or other rights to purchase shares of Common Stock outstanding on the date of the Merger Agreement; (ii) amend its Articles of Incorporation or By-laws or similar organizational documents; or (iii) split, combine or reclassify the outstanding Shares or any outstanding capital stock of any of the Subsidiaries of the Company; and (b) neither the Company nor any of its Subsidiaries shall (i) declare, set aside or pay any dividend or other distribution payable in cash, stock or property with respect to its capital stock; (ii) issue, sell, pledge, dispose of or encumber any additional shares of, or securities convertible into or exchangeable for, or options, warrants, calls, commitments or rights of any kind to acquire, any shares of capital stock of any class of the Company or its Subsidiaries, other than Shares reserved for issuance on the date of the Merger Agreement pursuant to the exercise of Warrants or Options outstanding on the date of the Merger Agreement; (iii) transfer, lease, license, sell, or dispose of any assets, or incur any indebtedness or other liability other than in the ordinary course of business, or mortgage, pledge or encumber any assets or modify any indebtedness; (iv) redeem, purchase or otherwise acquire, directly or indirectly, any of its capital stock; (v) grant any increase in the compensation payable or to become payable by the Company or any of its Subsidiaries to any of its executive officers or adopt any new or amend or otherwise increase or accelerate the payment or vesting of the amounts payable or to become payable under any existing bonus, incentive compensation, deferred compensation, severance, profit sharing, stock option, stock purchase, insurance, pension, retirement or other employee benefit plan, agreement or arrangement; (vi) enter into any employment or severance agreement with or, except in accordance with the existing written policies of the Company, grant any severance or termination pay to any officer, director or employee of the Company or any of its Subsidiaries; (vii) permit any insurance policy naming it as a beneficiary or a loss payable payee to be cancelled or terminated without notice to PhoneTel; (viii) enter into any contract or transaction relating to the purchase of assets other than in the ordinary course of business; (ix) change any of the accounting methods used by it unless required by generally accepted accounting principles ("GAAP"), make any material tax election, change any material tax election already made, adopt any material tax accounting method, change any material tax accounting method unless required by GAAP, enter into any closing agreement, settle any tax claim or assessment or consent to any tax claim or assessment or any waiver of the statute of limitations for any such claim or assessment; or (x) enter into any agreement with respect to the foregoing or take any action with the intent of causing any of the conditions to the Offer set forth in Section 14 not to be satisfied.

   Pursuant to the Merger Agreement, the Company has agreed to provide such assistance as PhoneTel may reasonably request in connection with the securing of funds sufficient for PhoneTel and Purchaser to consummate the transactions contemplated by the Merger Agreement including, without limitation, using its reasonable best efforts to (i) make available on a timely basis such financial information of the Company and its Subsidiaries as may reasonably be required in connection with any such financing, (ii) obtain customary "cold comfort" letters and updates thereof from the Company's independent certified public accountants and customary opinion letters from the Company's attorneys, and (ii) make available representatives of the Company and its accountants and attorneys in connection with any such financing, including for purposes of due diligence and marketing efforts related thereto.

   NO SOLICITATION. Pursuant to the Merger Agreement, the Company has agreed that neither the Company nor any of its Subsidiaries will (and the Company and its Subsidiaries will cause their respective officers, directors, employees, representatives and agents, including, but not limited to, investment bankers, attorneys and accountants, not to), directly or indirectly, encourage, solicit, participate in or initiate discussions or negotiations with, or provide any information to, any corporation, partnership, person or other entity or group (other than PhoneTel, any of its affiliates or representatives) concerning any proposal or offer to acquire all or a substantial part of the business and properties of the Company or any of its Subsidiaries or any capital stock of the Company or any of its Subsidiaries, whether by merger, tender offer, exchange offer, sale of assets or similar transactions involving the Company or any Subsidiary, division or operating or principal business unit of the Company (an "Acquisition Proposal"), except that the Merger Agreement does not prohibit the Company and the Company's Board of Directors from (i) taking and disclosing to the Company's shareholders a position with respect to a tender or exchange offer by a third party pursuant to Rules 14d-9 and 14e-2 promulgated under the Exchange Act, or (ii) making such disclosure to the Company's shareholders as, in the good faith judgment of the Board, after receiving advice from outside counsel, is required under applicable law, provided that, except as permitted under the terms of the Merger Agreement, neither the Company's Board of Directors nor any committee thereof shall approve or recommend, or propose to approve or recommend, any Acquisition Proposal, or enter into any agreement with respect to any Acquisition Proposal or withdraw or modify, or propose to withdraw or modify, in a manner adverse to PhoneTel or the Purchaser, the approval or recommendation of the Company's Board of Directors, or any such committee thereof, of the Offer, the Merger Agreement or the Merger. The Company also agreed to immediately cease any existing activities, discussions or negotiations with any parties conducted prior to the date of the Merger Agreement with respect to any of the foregoing.

   The Merger Agreement provides that, notwithstanding the foregoing, the Company, prior to the acceptance of Shares pursuant to the Offer, may furnish information concerning its business, properties or assets to any corporation, partnership, person or other entity or group pursuant to appropriate confidentiality agreements, and may negotiate and participate in discussions and negotiations with such entity or group concerning an Acquisition Proposal if (i) such entity or group has, on an unsolicited basis, submitted a bona fide written proposal to the Company relating to any such transaction which the Company's Board of Directors determines in good faith, after receiving advice from a nationally recognized investment banking firm, represents a superior transaction to the Offer and the Merger and which the Company's Board of Directors determines in good faith can be fully financed and (ii) in the opinion of the Company's Board of Directors, only after receipt of advice from outside legal counsel, the failure to provide such information or access or to engage in such discussions or negotiations could reasonably be expected to cause the Company's Board of Directors to violate its fiduciary duties to the Company's shareholders under applicable law (an Acquisition Proposal which satisfies clauses (i) and (ii) above is referred to in the Merger Agreement as a "Superior Proposal"). The Company will, within one business day following receipt of a Superior Proposal, notify PhoneTel of the receipt of the same. The Company will promptly provide to PhoneTel any material non-public information regarding the Company provided to any other party which was not previously provided to PhoneTel. At any time after two business days following notification to PhoneTel of its intent to do so (which notification shall include the identity of the bidder and the material terms and conditions of the proposal) and if permitted to do so pursuant to the terms of the Merger Agreement, the Company's Board of Directors may withdraw or modify its approval or recommendation of the Offer.

   In the event of a Superior Proposal which (i) is to be paid entirely in cash and (ii) is not subject to any financing condition or contingency, the Company may enter into an agreement with respect to such Superior Proposal no sooner than four days after giving PhoneTel written notice of its intention to enter into such agreement; provided that the Purchaser or PhoneTel has not, prior to the expiration of such four-day period, advised the Company of its intention to raise the Offer Price to match such Superior Proposal and has waived the Financing Condition, unless the sole reason for the Financing Condition not to be waived is the failure of the Company to satisfy its obligations under the Merger Agreement to render assistance in securing financing. Upon expiration of such four-day period without such action by the Purchaser or PhoneTel, the Company may enter into an agreement with respect to such Superior Proposal (with the bidder and on terms no less favorable than those specified in such notification), provided it shall concurrently with entering into such agreement pay or cause to be paid to PhoneTel an amount equal to the greater of $2,000,000 or an amount equal to the actual, reasonable and reasonably documented out-of-pocket fees and expenses incurred by PhoneTel and the Purchaser in connection with the Offer, the Merger, the Merger Agreement, the consummation of the transactions contemplated under the Merger Agreement and the financing therefor, provided that in no event shall the Company be obligated to pay any such fees and expenses in excess of $2,500,000.

   INDEMNIFICATION AND INSURANCE. Pursuant to the Merger Agreement, for six years after the Effective Time, the Surviving Corporation (or any successor to the Surviving Corporation) shall indemnify, defend and hold harmless the present and former officers and directors of the Company and its Subsidiaries, and persons who become any of the foregoing prior to the Effective Time, with respect to matters occurring at or prior to the Effective Time to the full extent permissible under applicable Georgia law, the terms of the Company's Articles of Incorporation or the By-laws, as in effect as of the date of the Merger Agreement. The Merger Agreement also provides that PhoneTel or the Surviving Corporation will maintain the Company's existing officers' and directors' liability insurance ("D&O Insurance") for a period of not less than six years after the Effective Time, provided, that PhoneTel may substitute therefor policies of substantially equivalent coverage and amounts containing terms no less favorable to such former directors or officers. PhoneTel has also agreed that if the existing D&O Insurance expires, is terminated or cancelled during such period, PhoneTel or the Surviving Corporation will use all reasonable efforts to obtain substantially similar D&O Insurance, but in no event will it be required to pay aggregate annual premiums for such insurance in excess of $103,250. If PhoneTel or the Surviving Corporation is unable to obtain the amount of D&O Insurance required for such aggregate premium, PhoneTel or the Surviving Corporation has agreed to obtain as much insurance as can be obtained for $103,250.

   REPRESENTATIONS AND WARRANTIES. Pursuant to the Merger Agreement, the Company has made customary representations and warranties to PhoneTel and the Purchaser with respect to, among other things, its organization, capitalization, financial statements, public filings, conduct of business, employee benefit plans, intellectual property, employment matters, compliance with laws, tax matters, litigation, environmental matters, vote required to approve the Merger Agreement, undisclosed liabilities, its rights plan, information in the Proxy Statement and the absence of any material adverse effect on the Company since December 31, 1996.

   In addition, the Company has represented that, subject to certain exceptions, the Company has good and marketable title, free of all liens, charges, claims or encumbrances, to at least 20,000 pay telephones and at least 5,800 prison phones in operation, subject to enforceable site location agreements and generating income for the Company. The Company also represented that the average term of such site location agreements for each telephone (excluding prison phones) is at least 40 months and the average term of such site location agreements for each prison phone is at least 28 months.

   The Company further represented that, as of the date of the Merger Agreement and as of the closing of the Merger, the average net revenue per pay telephone (excluding prison phones) in operation as of the date of the Merger Agreement shall be at least $90 and the average net revenue per prison phone in operation as of the date of the Merger Agreement shall be at least $145. For purposes of the Merger Agreement, average net revenue for such pay telephones shall mean the average of the monthly gross revenues minus telephone bills and commissions (assuming dial-around compensation is based on the state of the law existing prior to September 20, 1996) for the 18 months prior to the date of the Merger Agreement. In addition, average net revenue from operator service providers shall only include revenues received by the Company from such providers.

   TERMINATION; FEES. The Merger Agreement may be terminated and the transactions contemplated therein abandoned at any time prior to the Effective Time, whether before or after approval of the shareholders of the Company, (a) by mutual written consent of PhoneTel and the Company, (b) by either the Company or PhoneTel (i) if (x) the Offer shall have expired without any Shares being purchased therein or (y) the Purchaser shall not have accepted for payment all Shares tendered pursuant to the Offer by May 19, 1997, provided, that such right to terminate will not be available to any party whose failure to fulfill any obligation under the Merger Agreement was the cause of, or resulted in, the failure of PhoneTel or the Purchaser to purchase the Shares on or before such date; or (ii) if any governmental entity shall have issued an order, decree or ruling or taken any other action (which order, decree, ruling or other action the parties will use their reasonable efforts to lift), in each case permanently restraining, enjoining or otherwise prohibiting the acceptance for payment of, or payment for, Shares pursuant to the Offer or the Merger and such order, decree, ruling or other action shall have become final and non-appealable, (c) by the Company
(i) if PhoneTel, the Purchaser or any of their affiliates shall have failed to commence the Offer on or prior to five business days following the date of the initial public announcement of the Offer; provided, that the Company may not terminate the Merger Agreement pursuant to this clause (c)(i) if the Company is at such time in breach of its obligations under the Merger Agreement such as to cause a material adverse effect on the Company and its Subsidiaries, taken as a whole; (ii) if PhoneTel or the Purchaser shall have breached in any material respect any of their respective representations, warranties, covenants or other agreements contained in the Merger Agreement, which breach cannot be or has not been cured, in all material respects, within 30 days after the giving of written notice to PhoneTel or the Purchaser, as applicable; (iii) in connection with entering into a definitive agreement in accordance with the Merger Agreement, provided it has complied with all provisions thereof, including the notice provisions therein, and that it makes simultaneous payment of an amount equal to the greater of $2,000,000 or an amount equal to the actual, reasonable and reasonably documented out-of-pocket fees and expenses incurred by PhoneTel and the Purchaser in connection with the Offer, the Merger, the Merger Agreement, the consummation of the transactions contemplated under the Merger Agreement and the financing therefor, provided that in no event shall the Company be obligated to pay any such fees and expenses in excess of $2,500,000, or (d) by PhoneTel (i) if, due to an occurrence, not involving a breach by PhoneTel or the Purchaser of their obligations under the Merger Agreement, which makes it impossible to satisfy any of the conditions to the Offer set forth in
Section 14,

PhoneTel, the Purchaser, or any of their affiliates shall have failed to commence the Offer on or prior to five business days following the date of the initial public announcement of the Offer; (ii) if prior to the purchase of Shares pursuant to the Offer, the Company has breached any representation, warranty, covenant or other agreement contained in the Merger Agreement which
(x) would give rise to the failure of a condition described in clauses (f) and (g) of Section 14 and (y) cannot be or has not been cured, in all material respects, within 30 days after the giving of written notice to the Company; or (iii) upon the occurrence of any event set forth in clause (e) of
Section 14.

   In accordance with the Merger Agreement, if (x) PhoneTel terminates the Merger Agreement pursuant to clause (d)(iii) of the immediately preceding paragraph, (y) the Company terminates the Merger Agreement pursuant to clause
(c)(iii) of the immediately preceding paragraph, or (z) either the Company or PhoneTel terminates the Merger Agreement pursuant to clause (b)(i) of the immediately preceding paragraph and prior thereto there shall have been publicly announced another Acquisition Proposal or an event set forth in clause (h) of Section 14 shall have occurred, the Company has agreed to pay to PhoneTel an amount equal to the greater of $2.0 million or an amount equal to PhoneTel's actual, reasonable and reasonably documented out-of-pocket fees and expenses incurred by PhoneTel and the Purchaser in connection with the Offer, the Merger, the Merger Agreement, the consummation of the Transactions and the financing therefor, provided that in no event shall the Company be obligated to pay such fees and expenses in excess of $2,500,000. The Merger Agreement also provides that if the Company terminates the Merger Agreement
(i) pursuant to clause (b)(i) of the immediately preceding paragraph and the sole reason for PhoneTel's failure to purchase Shares in the Offer is PhoneTel's failure to satisfy the Financing Condition (except if the sole reason for PhoneTel's failure to satisfy the Financing Condition is the failure of the Company to satisfy its obligations under the Merger Agreement to render assistance in securing financing) or (ii) pursuant to clause (c)(i) of the immediately preceding paragraph, then PhoneTel shall pay to the Company an amount equal to the Company's reasonable legal fees and expenses incurred as of the date of such termination with respect to the Merger Agreement and the transactions contemplated therein.

   NON-COMPETITION AGREEMENTS. In connection with the Offer and the Merger, PhoneTel has entered into Non-Competition Agreements, in the form filed as an exhibit to the Schedule 14D-1, with each of Rodger L. Johnson, the Company's President and Chief Executive Officer, Anthony J. Palermo, the Company's Vice President, Sales and Marketing, C. Douglas McKeever, the Company's Vice President, Finance, and two other employees of the Company, and expects to enter into a Non-Competition Agreement with Barry E. Selvidge, the Company's General Counsel and Vice President, Regulatory. The Merger Agreement also requires the Company to deliver a covenant not to compete in a form reasonably satisfactory to PhoneTel for Robert Bowling, Vice President, Operations, within five business days after the date of the Merger Agreement.

   The Non-Competition Agreements generally prohibit the above-named employees of the Company, (i) for a period of five years from the consummation of the Merger, from (a) purchasing any assets of PhoneTel or any Subsidiary thereof or (b) soliciting the current or future customers and suppliers of PhoneTel or any Subsidiary thereof to divert their pay telephone or inmate phone business to another entity or individual, (ii) for a period of three years from the consummation of the Merger, from (a) competing with the pay telephone and inmate phone business operated by PhoneTel or any Subsidiary thereof or (b) soliciting any employee or client of PhoneTel or any Subsidiary thereof to terminate his or her contractual relationship with PhoneTel or its affiliates or to become employed by or to enter into contractual relations with a competitor of PhoneTel or its affiliates, and
(ii) for a period of one year from the consummation of the Merger, from employing or causing to be employed any employee or consultant of PhoneTel or its affiliates (including employees of the Company).

   The Non-Competition Agreements also contain covenants of the above-named employees not to disclose any confidential information about PhoneTel or its affiliates without the prior written consent of PhoneTel. As consideration for the execution of such Non-Competition Agreements, Mr. Johnson will receive $1,450,000, Messrs. Palermo and McKeever will each receive $200,000 and each of Messrs. Bowling and Selvidge will receive $100,000. Such consideration will be paid, without interest, in two equal installments, one-half upon the consummation of the Merger and one-half six months thereafter if the former employee has not violated the terms of such employee's Non-Competition Agreement.

   ESCROW AGREEMENT. In connection with the execution and delivery of the Merger Agreement, PhoneTel, the Company and the Escrow Agent entered into the Escrow Agreement, a copy of which is filed as an exhibit to the Schedule 14D-1. In accordance with the Escrow Agreement, PhoneTel has deposited the Escrow Amount of $5,000,000 with the Escrow Agent to be held and disposed of by the Escrow Agent pursuant to the terms of Escrow Agreement. In the event that the Merger Agreement is terminated solely due to the failure of either
(i) the Minimum Condition (provided at least 50.1% of the Shares outstanding on a fully diluted basis have been validly tendered and not withdrawn), or
(ii) the Financing Condition (unless the failure of such Financing Condition is due solely to the failure of the Company to satisfy its obligations under the Merger Agreement to render assistance in securing financing necessary to satisfy the Financing Condition), then the Company will be entitled to receive the entire Escrow Amount, as liquidated damages, and neither the Company nor PhoneTel nor the Purchaser will have any other rights or remedies in respect of the Merger Agreement. Delivery of funds by the Escrow Agent to the applicable parties shall be made pursuant to the terms of the Escrow Agreement.

12. PLANS FOR THE COMPANY; OTHER MATTERS

   Plans for the Company. PhoneTel is conducting a detailed review of the Company and its assets, corporate structure, dividend policy, capitalization, operations, properties, policies, management and personnel and will consider, subject to the terms of the Merger Agreement, what, if any, changes would be desirable in light of the circumstances which exist upon completion of the Offer. Such changes could include changes in the Company's business, corporate structure, articles of incorporation, by-laws, capitalization, Board of Directors, management or dividend policy, although, except as disclosed in this Offer to Purchase, PhoneTel has no current plans with respect to any of such matters. The Merger Agreement provides that, promptly after the purchase by the Purchaser of at least a majority of the outstanding Shares, PhoneTel has the right to designate such number of directors, rounded up to the next whole number, on the Company's Board of Directors as is equal to the product of the total number of directors on the Company's Board of Directors (giving effect to the directors designated by PhoneTel) multiplied by the percentage that the number of Shares so accepted for payment bears to the total number of Shares then outstanding. See Section 11. The Merger Agreement provides that the directors and officers of the Purchaser at the Effective Time of the Merger will, from and after the Effective Time, be the directors and officers, respectively, of the Surviving Corporation.

   Except as disclosed in this Offer to Purchase, neither PhoneTel nor the Purchaser has any present plans or proposals that would result in an extraordinary corporate transaction, such as a merger, reorganization, liquidation, relocation of operations, or sale or transfer of assets, involving the Company or any of its subsidiaries, or any material changes in the Company's corporate structure, business or composition of its management or personnel.

 Other Matters

   SHAREHOLDER APPROVAL. Under Article VII of the Company's Articles of Incorporation, the Merger could require the affirmative vote of holders of at least 75% of the outstanding Shares, unless the Merger was approved by two-thirds of the continuing directors (as such term is defined in the Company's Articles of Incorporation). The Company has represented in the Merger Agreement that its Board of Directors has unanimously approved this Agreement and the transactions contemplated hereby, including the Offer and the Merger, and such approval constitutes approval of the Offer, the Merger Agreement and the transactions contemplated thereby, including the Merger, for purposes of Article VII of the Company's Articles of Incorporation, such that the provisions of Article VII of the Company's Articles of Incorporation will not apply to the Offer and such transactions. As a result, under the GBCC, the approval of the Board of Directors of the Company and the affirmative vote of the holders of a majority of the outstanding Shares are required to adopt and approve the Merger Agreement and the transactions contemplated thereby. The Company has represented in the Merger Agreement that the Board of Directors of the Company has unanimously approved the Merger Agreement, the Offer and the Merger and the transactions contemplated thereby in satisfaction of the requirement under the GBCC. Therefore, unless the Merger is consummated pursuant to the short-form merger provisions under the GBCC described below (in which case no further corporate action by the shareholders of the Company will be required to complete the Merger), the only remaining required corporate action of the Company will be the approval of the Merger Agreement and the transactions contemplated thereby by the affirmative vote of the holders of a majority of the Shares. The Merger Agreement provides that PhoneTel will vote, or cause to be voted, all of the Shares then owned by PhoneTel, the Purchaser or any of PhoneTel's other subsidiaries, among others, in favor of the approval of the Merger and the approval and adoption of the Merger Agreement. In the event that PhoneTel, the Purchaser and PhoneTel's other subsidiaries acquire in the aggregate at least a majority of the Shares, the vote of no other shareholder of the Company will be required to approve the Merger and the Merger Agreement.

   SHORT-FORM MERGER. Section 14-2-1104 of the GBCC provides that, if a corporation owns at least 90% of the outstanding shares of each class of another corporation, the corporation holding such stock may merge such other corporation into itself without any action or vote on the part of the board of directors or the shareholders of such other corporation (a "short-form merger"). In the event that PhoneTel, the Purchaser and any other subsidiaries of PhoneTel acquire in the aggregate at least 90% of the Shares, pursuant to the Offer or otherwise, then, at the election of PhoneTel, a short-form merger could be effected without any approval of the Board of Directors or the shareholders of the Company, subject to compliance with the provisions of Section 14-2-1104 of the GBCC. Even if PhoneTel, the Purchaser and the other subsidiaries of PhoneTel do not own 90% of the outstanding Shares following consummation of the Offer, PhoneTel and the Purchaser could seek to purchase additional shares in the open market or otherwise in order to reach the 90% threshold and employ a short-form merger. The per share consideration paid for any Shares so acquired may be greater or less than that paid in the Offer. PhoneTel does not presently intend to effect a short-form merger, whether or not it acquires 90% or more of the Shares.

   GEORGIA BUSINESS COMBINATION STATUTE. In general, Section 14-2-1132 of the GBCC (the "Georgia Business Combination Statute") prohibits any person who is an "interested shareholder," including a beneficial owner of 10% or more of the voting power of the outstanding voting shares of a corporation, from engaging in certain "business combinations" (including the Merger) with certain Georgia corporations for a period of five years following the time at which such person became an interested shareholder, unless (i) either the transaction by which such person became an interested shareholder or the business combination is approved by the board of directors of the corporation prior to the time at which such person became an interested shareholder, (ii) upon consummation of the transaction which resulted in such person becoming an interested shareholder, such person owned at least 90% of the voting stock outstanding at the time the transaction commenced, other than shares owned by
(a) persons who are officers and directors of the corporation and their affiliates or associates, (b) subsidiaries of the corporation and (c) any employee stock plan under which employee participants do not have the right to determine confidentially the extent to which shares held subject to the plan will be tendered in a tender or exchange offer (collectively, "Excluded Shares"), or (iii) subsequent to becoming an interested shareholder, the interested shareholder becomes the owner of 90% of the eligible voting stock outstanding of the corporation (other than Excluded Shares) and the business combination is authorized by the affirmative vote, at an annual or special meeting of shareholders, of at least a majority of the outstanding shares of voting stock other than Excluded Shares and those beneficially owned by the interested shareholder. The requirements of the Georgia Business Combination Statute do not apply unless the corporation adopts a by-law expressly electing to be governed thereby. According to publicly available information, the Company's Amended and Restated By-Laws have included such a provision at least since July 25, 1995. Accordingly, the requirements of the Georgia Business Combination Statute apply to the Company.

   The Company has represented in the Merger Agreement that its Board of Directors has unanimously approved this Agreement and the transactions contemplated hereby, including the Offer and the Merger, and such approval constitutes approval of the Offer, the Merger Agreement and the transactions contemplated thereby, including the Merger, for purposes of Section 14-2-1132 of the GBCC, such that the provisions of Section 14-2-1132 of the GBCC will not apply to the Offer and such transactions.

   GEORGIA FAIR PRICE STATUTE. In general, unless certain conditions are met, including with respect to the consideration paid to shareholders, Section 14-2-1111 of the GBCC (the "Georgia Fair Price Statute") requires that, in addition to any vote otherwise required by law or the articles of incorporation of a corporation, certain business combinations (including a business combination such as the Merger) between an interested shareholder or an affiliate thereof, including a beneficial owner of 10% or more of the voting power of the outstanding voting shares of a corporation, and a Georgia corporation be either (i) unanimously approved by the board of directors, provided that the continuing directors (as defined in the GBCC) constitute at least three members of the board of directors at the time of such approval, or (ii) recommended by at least two-thirds of the continuing directors and approved by a majority of the votes entitled to be cast by holders of voting shares, other than voting shares beneficially owned by the interested shareholder who is, or whose affiliate is, a party to the business combination. The requirements of the Georgia Fair Price Statute do not apply unless the corporation adopts a by-law expressly electing to be governed thereby. According to publicly available information, the Company's Amended and Restated By-Laws have included such a provision at least since July 25, 1995. Accordingly, the requirements of the Georgia Fair Price Statute apply to the Company.

   The Company has represented in the Merger Agreement that its Board of Directors has unanimously approved this Agreement and the transactions contemplated hereby, including the Offer and the Merger, and such approval constitutes approval of the Offer, the Merger Agreement and the transactions contemplated thereby, including the Merger, for purposes of Section 14-2-1111 of the GBCC, such that the provisions of Section 14-2-1111 of the GBCC will not apply to the Offer and such transactions.

   DISSENTERS' RIGHTS. Shareholders do not have dissenters' rights as a result of the Offer. However, if the Merger is consummated, shareholders of the Company who did not vote in favor of the Merger have certain rights under Georgia law to dissent and demand payment of the fair value of their Shares. If a dissenting shareholder complies with the applicable statutory procedures, such rights could lead to a judicial determination of the fair value required to be paid to such dissenting holder for such holder's Shares. The Purchaser cannot make any representation as to the outcome of an appraisal of fair value of the Shares as determined by the Georgia courts, and shareholders should recognize that such an appraisal could result in a determination of a value higher or lower than, or equivalent to, the consideration per Share provided in the Offer or consideration per Share to be paid in the Merger. In an appraisal proceeding, however, the Purchaser could argue that, for purposes of such proceeding, the fair value of the Shares is less than the consideration per Share provided in the Offer.

   Under the GBCC, dissenting shareholders who comply with the applicable statutory procedures will be entitled to fair value for their Shares (i.e., the value of the Shares immediately before the consummation of the Merger, excluding any appreciation or depreciation in anticipation of the Merger) and to receive payment of such fair value in cash. If a shareholder demand to the Company for payment of such fair value remains unsettled, the Company is required within 60 days of receiving the demand to commence a proceeding for judicial determination of the fair value of the Shares and interest accrued since the consummation of the Merger. If the Company does not commence the proceeding within the 60-day period, it must pay each such dissenting shareholder the amount demanded. In Grace Bros., Ltd. v. Farley Industries, Inc., the Georgia Supreme Court stated that any facts which shed light on the value of dissenting shareholders' interests are to be considered in arriving at "fair value" under the statutory appraisal remedy. Shareholders should recognize that the value so determined could be higher or lower than the price per Share paid pursuant to the Offer or the consideration per Share to be paid in the Merger. Pursuant to Section 14-2-1302(b) of the GBCC, (i) statutory appraisal rights are the exclusive remedy for dissenting shareholders and (ii) a shareholder entitled to dissent and obtain payment for such holder's Shares under the GBCC may not challenge the Merger except for failure to comply with the procedural requirements of the GBCC or the articles of incorporation or by-laws or in cases of fraud or deception.

   THE FOREGOING SUMMARY OF THE RIGHTS OF DISSENTING SHAREHOLDERS DOES NOT PURPORT TO BE A COMPLETE STATEMENT OF THE PROCEDURES TO BE FOLLOWED BY SHAREHOLDERS DESIRING TO EXERCISE ANY AVAILABLE DISSENTERS' RIGHTS. THE PRESERVATION AND EXERCISE OF DISSENTERS' RIGHTS REQUIRE STRICT ADHERENCE TO THE APPLICABLE PROVISIONS OF THE GBCC.

   The foregoing description of the GBCC, including the descriptions of the Georgia Business Combination Statute and the Georgia Fair Price Statute, is not necessarily complete and is qualified in its entirety by reference to the GBCC.

   RULE 13E-3. The Merger would have to comply with any applicable Federal law operative at the time. Rule 13e-3 under the Exchange Act is applicable to certain "going private" transactions; however, the Purchaser believes that Rule 13e-3 will not be applicable to the Merger. If Rule 13e-3 were applicable to the Merger, it would require, among other things, that certain financial information concerning the Company, and certain information relating to the fairness of the proposed transaction and the consideration offered to minority shareholders in such a transaction, be filed with the Commission and disclosed to minority shareholders prior to consummation of the transaction.

13. DIVIDENDS AND DISTRIBUTIONS.

   As described above, the Merger Agreement provides that, prior to the time the designees of PhoneTel have been elected to, and constitute a majority of, the Board of Directors of the Company, without the prior written consent of PhoneTel, (i) the Company will not, directly or indirectly, (A) except upon exercise of warrants or options or other rights to purchase shares of Common Stock outstanding on the date of the Merger Agreement, issue, sell, transfer or pledge or agree to sell, transfer or pledge any treasury stock of the Company or any capital stock of any of its subsidiaries beneficially owned by it; (B) amend its Amended and Restated Articles of Incorporation or by-laws or similar organizational documents; or (C) split, combine or reclassify the outstanding Shares or any outstanding capital stock of any of the subsidiaries of the Company; and (ii) neither the Company nor any of its subsidiaries will (A) declare, set aside or pay any dividend or other distribution payable in cash, stock or property with respect to its capital stock; (B) issue, sell, pledge, dispose of or encumber any additional shares of, or securities convertible into or exchangeable for, or options, warrants, calls, commitments or rights of any kind to acquire, any shares of capital stock of any class of the Company or its subsidiaries, other than Shares reserved for issuance on the date of the Merger Agreement pursuant to the exercise of warrants or options outstanding on such date; (C) transfer, lease, license, sell or dispose of any assets, or incur any indebtedness or other liability other than in the ordinary course of business, or mortgage, pledge or encumber any assets or modify any indebtedness; or (D) redeem, purchase or otherwise acquire, directly or indirectly, any of its capital stock.

14. CONDITIONS OF THE OFFER.

   Notwithstanding any other provisions of the Offer, and in addition to (and not in limitation of) the Purchaser's rights to extend and amend the Offer at any time in its sole discretion (subject to the provisions of the Merger Agreement), the Purchaser shall not be required to accept for payment or, subject to any applicable rules and regulations of the Commission, including Rule 14e-l(c) under the Exchange Act (relating to the Purchaser's obligation to pay for or return tendered Shares promptly after termination or withdrawal of the Offer), pay for, and may delay the acceptance for payment of or, subject to the restriction referred to above, the payment for, any tendered Shares, and may terminate or amend the Offer as to any Shares not then paid for, if (i) any applicable waiting period under the HSR Act has not expired or terminated, (ii) the Minimum Condition has not been satisfied, (iii) the Financing Condition has not been satisfied or (iv) at any time on or after the date of the Merger Agreement and before the time of acceptance for payment for any such Shares, any of the following events shall occur or shall be determined by the Purchaser, in its judgment reasonably exercised, to have occurred:

     (a) there shall be threatened or pending any suit, action or proceeding by any court, arbitral tribunal, administrative agency or commission or other governmental or other regulatory authority or agency (a "Governmental Entity") against the Purchaser, PhoneTel, the Company or any subsidiary of the Company (i) seeking to prohibit or impose any material limitations on PhoneTel's or the Purchaser's ownership or operation (or that of any of their respective subsidiaries or affiliates) of all or a material portion of their or the Company's businesses or assets, or to compel PhoneTel or the Purchaser or their respective subsidiaries and affiliates to dispose of or hold separate any material portion of the business or assets of the Company or PhoneTel and their respective subsidiaries, in each case taken as a whole, (ii) challenging the acquisition by PhoneTel or the Purchaser of any Shares under the Offer, seeking to restrain or prohibit the making or consummation of the Offer or the Merger or the performance of any of the other transactions contemplated by the Merger Agreement, or seeking to obtain from the Company, PhoneTel or the Purchaser any damages that are material in relation to the Company and its subsidiaries taken as a whole, (iii) seeking to impose material limitations on the ability of the Purchaser, or render the Purchaser unable, to accept for payment, pay for or purchase some or all of the Shares pursuant to the Offer and the Merger, (iv) seeking to impose material limitations on the ability of Purchaser or PhoneTel effectively to exercise full rights of ownership of the Shares, including, without limitation, the right to vote the Shares purchased by it on all matters properly presented to the Company's shareholders, or (v) which otherwise is reasonably likely to be materially adverse to the Company and its subsidiaries, taken as a whole;

     (b) there shall be any statute, rule, regulation, judgment, order or injunction enacted, entered, enforced, promulgated, or deemed applicable, pursuant to an authoritative interpretation by or on behalf of a Government Entity, to the Offer or the Merger, or any other action shall be taken by any Governmental Entity, other than the application to the Offer or the Merger of applicable waiting periods under HSR Act, that is reasonably likely to result, directly or indirectly, in any of the consequences referred to in clauses (i) through (v) of paragraph (a) above;

     (c) there shall have occurred (i) any general suspension of trading in, or limitation on prices for, securities on the New York Stock Exchange or the American Stock Exchange or the NASDAQ Stock Market for a period in excess of 24 hours (excluding suspensions or limitations resulting solely from physical damage or interference with such exchanges not related to market conditions), (ii) any decline in either the Dow Jones Industrial Average or the Standard & Poor's Index of 400 Industrial Companies or in the New York Stock Exchange Composite Index in excess of 15% measured from the close of business on the trading day next preceding the date of the Merger Agreement, (iii) a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States (whether or not mandatory), (iv) a commencement of a war, armed hostilities or other international or national calamity directly or indirectly involving the United States, (v) any limitation (whether or not mandatory) by any United States governmental authority on the extension of credit generally by banks or other financial institutions, (vi) a change in general financial, bank or capital market conditions which materially and adversely affects the ability of financial institutions in the United States to extend credit or syndicate loans or (vii) in the case of any of the foregoing existing at the time of the commencement of the Offer, a material acceleration or worsening thereof;

     (d) there shall have occurred any events after the date of the Merger Agreement which, either individually or in the aggregate, would be materially adverse to the Company and its subsidiaries, taken as a whole;

     (e) the Board of Directors of the Company or any committee thereof shall have withdrawn or modified in a manner adverse to PhoneTel or the Purchaser its approval or recommendation of the Offer, the Merger or the Merger Agreement, or approved or recommended any Acquisition Proposal (as defined in the Merger Agreement);

     (f) the representations and warranties of the Company set forth in the Merger Agreement shall not be true and correct, in each case (i) as of the date referred to in any representation or warranty which addresses matters as of a particular date, or (ii) as to all other representations and warranties, as of the date of the Merger Agreement and as of the scheduled expiration of the Offer, unless the inaccuracies (without giving effect to any materiality or material adverse effect qualifications or materiality exceptions contained therein) under such representations and warranties, taking all the inaccuracies under all the representations and warranties together in their entirety, would not, individually or in the aggregate, be materially adverse to the Company and its Subsidiaries, taken as a whole;

     (g) the Company shall have failed to perform any obligation or to comply with any agreement or covenant to be performed or complied with by it under the Merger Agreement other than any failure which would not, either individually or in the aggregate, be materially adverse to the Company and its Subsidiaries, taken as a whole;

     (h) any person acquires beneficial ownership (as defined in Rule 13d-3 promulgated under the Exchange Act), of at least 20% of the outstanding Common Stock of the Company; or

     (i) the Merger Agreement shall have been terminated in accordance with its terms.

   The foregoing conditions are for the sole benefit of PhoneTel and the Purchaser, may be asserted by PhoneTel or the Purchaser regardless of the circumstances giving rise to such condition (including any action or inaction by PhoneTel or the Purchaser not in violation of the Merger Agreement) and may be waived by PhoneTel or the Purchaser in whole or in part at any time and from time to time in the sole discretion of PhoneTel or the Purchaser, subject in each case to the terms of the Merger Agreement. The failure by PhoneTel or the Purchaser at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right which may be asserted at any time and from time to time.

15. CERTAIN LEGAL MATTERS.

   Except as described in this Section 15, based on information provided by the Company, none of the Company, Purchaser or PhoneTel is aware of any license or regulatory permit that appears to be material to the business of the Company and its subsidiaries, taken as a whole, that might be adversely affected by the Purchaser's acquisition of Shares (and the indirect acquisition of the stock of the Company's subsidiaries) as contemplated herein or of any approval or other action by a domestic or foreign governmental, administrative or regulatory agency or authority that would be required for the acquisition and ownership of the Shares (and the indirect acquisition of the stock of the Company's subsidiaries) by the Purchaser as contemplated herein. Should any such approval or other action be required, the Purchaser and PhoneTel presently contemplate that such approval or other action will be sought, except as described below under "State Takeover Laws." While, except as otherwise described in this Offer to Purchase, the Purchaser does not presently intend to delay the acceptance for payment of or payment for Shares tendered pursuant to the Offer pending the outcome of any such matter, there can be no assurance that any such approval or other action, if needed, would be obtained or would be obtained without substantial conditions or that failure to obtain any such approval or other action might not result in consequences adverse to the Company's business or that certain parts of the Company's business might not have to be disposed of or other substantial conditions complied with in the event that such approvals were not obtained or such other actions were not taken or in order to obtain any such approval or other action. If certain types of adverse action are taken with respect to the matters discussed below, the Purchaser could decline to accept for payment or pay for any Shares tendered. See Section 14 for certain conditions to the Offer, including conditions with respect to governmental actions.

   State Takeover Laws. The Company is incorporated under the laws of the State of Georgia. In general, Section 14-2-1132 of the GBCC prohibits any person who is an "interested shareholder" (e.g., a person who beneficially owns 10% or more of a corporation's outstanding voting stock) from engaging in a "business combination" (defined to include mergers and certain other transactions) with certain Georgia corporations for a period of five years following the time such person became an interested shareholder unless, among other things, the transaction by which such person became an interested shareholder or the business combination is approved by the board of directors of the corporation prior to the time at which such person became an interested shareholder. Moreover, unless certain conditions are met, Section 14-2-1111 of the GBCC requires that, in addition to any vote otherwise required, certain business combinations (including a business combination such as the Merger) between an interested shareholder or an affiliate thereof, including a beneficial owner of 10% or more of the voting power of the outstanding voting shares of a corporation, and a Georgia corporation be, among other things, unanimously approved by the board of directors, provided that the continuing directors (as defined in the GBCC) constitute at least three members of the board of directors at the time of such approval. See
Section 12. The Company has represented in the Merger Agreement that its Board of Directors has unanimously approved this Agreement and the transactions contemplated hereby, including the Offer and the Merger, and such approval constitutes approval of the Offer, the Merger Agreement and the transactions contemplated thereby, including the Merger, for purposes of
Section 14-2-1111 and Section 14-2-1132 of the GBCC, such that the provisions of Section 14-2-1111 and the restrictions contained in Section 14-2-1132 of the GBCC will not apply to the Offer and such transactions. A number of other states have adopted laws and regulations applicable to attempts to acquire securities of corporations which are incorporated, or have substantial assets, shareholders, principal executive offices or principal places of business, or whose business operations otherwise have substantial economic effects in such states. In Edgar v. MITE Corp., the Supreme Court of the United States invalidated on constitutional grounds the Illinois Business Takeover statute, which, as a matter of state securities law, made takeovers of corporations meeting certain requirements more difficult. However in 1987, in CTS Corp. v. Dynamics Corp. of America, the Supreme Court held that the State of Indiana may, as a matter of corporate law and, in particular, with respect to those aspects of corporate law concerning corporate governance, constitutionally disqualify a potential acquiror from voting on the affairs of a target corporation without the prior approval of the remaining shareholders. The state law before the Supreme Court was by its terms applicable only to corporations that had a substantial number of shareholders in the state and were incorporated there.

   The Company and certain of its subsidiaries conduct business in a number of other states throughout the United States, some of which have enacted takeover laws and regulations. Neither PhoneTel nor the Purchaser knows whether any or all of these takeover laws and regulations will by their terms apply to the Offer, and, except as set forth above with respect to Sections 14-2-1111 and 14-2-1132 of the GBCC, neither PhoneTel nor the Purchaser has currently complied with any other state takeover statute or regulation. The Purchaser reserves the right to challenge the applicability or validity of any state law purportedly applicable to the Offer and nothing in this Offer to Purchase or any action taken in connection with the Offer is intended as a waiver of such right. If it is asserted that any state takeover statute is applicable to the Offer and an appropriate court does not determine that it is inapplicable or invalid as applied to the Offer, the Purchaser might be required to file certain information with, or to receive approvals from, the relevant state authorities, and the Purchaser might be unable to accept for payment or pay for Shares tendered pursuant to the Offer, or may be delayed in consummating the Offer. In such case, the Purchaser may not be obligated to accept for payment or pay for any Shares tendered pursuant to the Offer. See Section 14.

   Antitrust. The Offer and the Merger are subject to the HSR Act, which provides that certain acquisition transactions may not be consummated unless certain information has been furnished to the Antitrust Division of the Department of Justice (the "Antitrust Division") and the Federal Trade Commission (the "FTC") and certain waiting period requirements have been satisfied.

   PhoneTel and the Company expect to file soon their Notification and Report Forms with respect to the Offer under the HSR Act. The waiting period under the HSR Act with respect to the Offer will expire at 11:59 p.m., New York City time, on the fifteenth day after the date PhoneTel's form is filed unless early termination of the waiting period is granted. However, the Antitrust Division or the FTC may extend the waiting period by requesting additional information or documentary material from PhoneTel or the Company. If such a request is made, such waiting period will expire at 11:59 p.m., New York City time, on the tenth day after substantial compliance by PhoneTel with such request. Only one extension of the waiting period pursuant to a request for additional information is authorized by the HSR Act. Thereafter, such waiting period may be extended only by court order or with the consent of PhoneTel. In practice, complying with a request for additional information or material can take a significant amount of time. In addition, if the Antitrust Division or the FTC raises substantive issues in connection with a proposed transaction, the parties frequently engage in negotiations with the relevant governmental agency concerning possible means of addressing those issues and may agree to delay consummation of the transaction while such negotiations continue. The Purchaser will not accept for payment Shares tendered pursuant to the Offer unless and until the waiting period requirements imposed by the HSR Act with respect to the Offer have been satisfied. See Section 14.

   As discussed below, the HSR Act requirements with respect to the Merger will not apply if certain conditions are met. In particular, the Merger may not be consummated until thirty days after receipt by the Antitrust Division and the FTC of the Notification and Report Forms of both PhoneTel and the Company unless the Purchaser acquires 50% or more of the outstanding Shares pursuant to the Offer (which would be the case if the Minimum Condition were satisfied) or the thirty-day period is earlier terminated by the Antitrust Division and the FTC. Within such thirty-day period, the Antitrust Division or the FTC may request additional information or documentary materials from PhoneTel and/or the Company. The Merger may not be consummated until twenty days after such requests are substantially complied with by both PhoneTel and the Company. Thereafter, the waiting periods may be extended only by court order or with the consent of PhoneTel and the Company.

   The FTC and the Antitrust Division frequently scrutinize the legality under the antitrust laws of transactions such as the Purchaser's acquisition of Shares pursuant to the Offer and the Merger. At any time before or after the Purchaser's acquisition of Shares, the Antitrust Division or the FTC could take such action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the acquisition of Shares pursuant to the Offer or otherwise or seeking divestiture of Shares acquired by the Purchaser or divestiture of substantial assets of PhoneTel or its subsidiaries. Private parties, as well as state governments, may also bring legal action under the antitrust laws under certain circumstances. Based upon an examination of publicly available information relating to the businesses in which PhoneTel and the Company are engaged, PhoneTel and the Purchaser believe that the acquisition of Shares by the Purchaser will not violate the antitrust laws. Nevertheless, there can be no assurance that a challenge to the Offer or other acquisition of Shares by the Purchaser on antitrust grounds will not be made or, if such a challenge is made, of the result. See Section 14 for certain conditions to the Offer, including conditions with respect to litigation and certain governmental actions.

   Federal Reserve Board Regulations. Regulations G, U and X (the "Margin Regulations") of the Federal Reserve Board restrict the extension or maintenance of credit for the purpose of buying or carrying margin stock, including the Shares, if the credit is secured directly or indirectly by margin stock. Such secured credit may not be extended or maintained in an amount that exceeds the maximum loan value of all the direct and indirect collateral securing the credit, including margin stock and other collateral. All financing for the Offer will be structured so as to be in full compliance with the Margin Regulations.

16. FEES AND EXPENSES.

   PhoneTel has engaged Southcoast to act as financial advisor to PhoneTel in connection with the proposed acquisition of the Company and as Dealer Manager in connection with the Offer. PhoneTel has agreed to pay Southcoast an advisory fee equal to 1% of the aggregate consideration paid in the Offer and the Merger in connection with the transactions contemplated by the Merger Agreement and a fee of $25,000 in connection with its services as Dealer Manager. PhoneTel has also agreed to reimburse Southcoast for all reasonable out-of-pocket expenses incurred in connection with its role as financial advisor, and as Dealer Manager, for the Offer and the Merger, including reasonable attorneys' fees and disbursements, and to indemnify Southcoast and certain related persons against certain liabilities in connection with the Offer, including certain liabilities under federal securities laws.

   The Purchaser has retained MacKenzie Partners, Inc. to act as the Information Agent and First Union National Bank of North Carolina to act as the Depositary in connection with the Offer. Such firms each will receive reasonable and customary compensation for their services. The Purchaser has also agreed to reimburse each such firm for certain reasonable out-of-pocket expenses and to indemnify each such firm against certain liabilities in connection with their services, including certain liabilities under federal securities laws.

   The Purchaser will not pay any fees or commissions to any broker or dealer or other person (other than the Dealer Manager and the Information Agent) for making solicitations or recommendations in connection with the Offer. Brokers, dealers, banks and trust companies will be reimbursed by the Purchaser for customary mailing and handling expenses incurred by them in forwarding material to their customers.

17. MISCELLANEOUS.

   The Offer is being made to all holders of Shares other than the Company. The Purchaser is not aware of any jurisdiction in which the making of the Offer or the tender of Shares in connection therewith would not be in compliance with the laws of such jurisdiction. If the Purchaser becomes aware of any jurisdiction in which the making of the Offer would not be in compliance with applicable law, the Purchaser will make a good faith effort to comply with any such law. If, after such good faith effort, the Purchaser cannot comply with any such law, the Offer will not be made to (nor will tenders be accepted from or on behalf of) the holders of Shares residing in such jurisdiction. In any jurisdiction where the securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on behalf of the Purchaser by the Dealer Manager or one or more registered brokers or dealers licensed under the laws of such jurisdiction.

   No person has been authorized to give any information or to make any representation on behalf of PhoneTel or the Purchaser not contained herein or in the Letter of Transmittal and, if given or made, such information or representation must not be relied upon as having been authorized.

   The Purchaser and PhoneTel have filed with the Commission the Schedule 14D-1 pursuant to Rule 14d-3 under the Exchange Act furnishing certain additional information with respect to the Offer. The Schedule 14D-1 and any amendments thereto, including exhibits, may be examined and copies may be obtained from the offices of the Commission and the American Stock Exchange, Inc. in the manner set forth in Section 9 of this Offer to Purchase (except that they will not be available at the regional offices of the Commission).

                                          PHONETEL ACQUISITION CORP.

March 20, 1997

                                  SCHEDULE I

                       DIRECTORS AND EXECUTIVE OFFICERS
                        OF PHONETEL AND THE PURCHASER

   The following table sets forth the name, business address and present principal occupation or employment, and material occupations, positions, offices or employments for the past five years, of each director and executive officer of PhoneTel. Each such person is a citizen of the United States of America and, unless otherwise indicated, the business address of each such person is c/o PhoneTel, 1127 Euclid Avenue, Suite 650, Cleveland, Ohio 44115. Unless otherwise indicated, each occupation set forth opposite an individual's name refers to employment with PhoneTel. Unless otherwise indicated, each such person has held his or her present occupation as set forth below, or has been an executive officer at PhoneTel, or the organization indicated, for the past five years. Directors are identified by an asterisk.

                                                   PRESENT PRINCIPAL OCCUPATION OR EMPLOYMENT;
          NAME AND ADDRESS                     MATERIAL POSITIONS HELD DURING THE PAST FIVE YEARS
-----------------------------------  ---------------------------------------------------------------------
Peter G. Graf*                       Mr. Graf has been Chairman and a Director of PhoneTel since July 1, 1995 and was elected Chief Executive Officer of PhoneTel in September 1995 and
                                     spends a substantial portion of his time fulfilling such duties. Mr. Graf has been Chairman and a Director and Chief Executive Officer of the Purchaser
                                     since March 1997. Mr. Graf is licensed as an attorney and as a certified public accountant and serves as an officer and/or director of various privately-held companies and the managing partner of an accounting firm.
                                     From 1991 to September 1995, Mr. Graf served as Vice Chairman of USA Mobile
                                     Communications Holdings, Inc.

Nickey B. Maxey*                     Mr. Maxey has served as Vice Chairman of PhoneTel since February 1997 and
 c/o Resort Hospitality Services     as a Director since April 1996. From April 1996 through February 1997,
 19B Bow Circle                      Mr. Maxey served as Chief Operating Officer of PhoneTel. Mr. Maxey was
 Hilton Head, SC 29928               the founder and for more than five years prior to the acquisition of IPP by PhoneTel in March 1996, served as President of each of International
                                     Pay Phones, Inc., a Tennessee corporation, and International Pay Phones,
                                     Inc., a South Carolina corporation. Since 1990, Mr. Maxey has owned and operated Resort Hospitality Services of South Carolina, Resort Hospitality
                                     Services of Tennessee and Resort Hospitality Services International, a
                                     group of affiliated companies which are resellers of long-distance services.

Joseph Abrams*                       Mr. Abrams has been a Director of PhoneTel since September 1995. Mr. Abrams
 c/o Joseph Graf & Co.               is also a director of Merisel Inc., a public company that distributes
 6 East 43rd Street                  microcomputer hardware and software, and Spectrum Signal Processing, Inc.,
 New York, NY 10017                  a public company that specializes in digital signal solutions. Mr. Abrams was a co-founder of and served as the President of AGS Computers from 1967 to 1991. From 1991 to 1996, Mr. Abrams has been a private investor.

George H. Henry*                     Mr. Henry has been a Director of PhoneTel since April 1990. Mr. Henry is the Chairman and Chief Executive Officer of Access Television Network.
                                     Mr. Henry has been the President of G. Howard Associates, Inc., a private investment firm, since 1986. Mr. Henry is also on the Board of Directors of Biovail International Corporation and a trustee of Mitchell College.

                               I-1

                                                   PRESENT PRINCIPAL OCCUPATION OR EMPLOYMENT;
          NAME AND ADDRESS                     MATERIAL POSITIONS HELD DURING THE PAST FIVE YEARS
-----------------------------------  ---------------------------------------------------------------------
Stuart Hollander*                    Mr. Hollander has been a Director of PhoneTel since September 1995. Mr.
 World Communications, Inc.          Hollander is the founder and President of Med InterLink, L.L.C. Mr. Hollander
 11656 Lilburn Park Road             was founder, principal owner and Chairman of the Board of World Communications,
 St. Louis, MO 63146                 Inc. ("World") from 1986 until it was merged into PhoneTel in 1995. Prior to that he was Executive Vice President of Hollander & Company, Inc., one
                                     of the largest distributors of consumer electronics in the U.S., representing
                                     Zenith Radio Corporation; the founder and an officer of Lesley Acceptance
                                     Corporation; Chairman and a member of the Board of Jaeger of Canada, Inc.;
                                     and a member of the Board of Pioneer Bank and Trust Company.

Aron Katzman*                        Mr. Katzman has been a Director of PhoneTel since September 1995. Mr. Katzman
 c/o The Source Co.                  has been a Director of The Source Co. since January 1995. Previously, Mr.
 11656 Lilam Park Drive              Katzman was founder and a former Director of Medicine Shoppe, Inc., a franchisor
 St. Louis, MO 63146                 of pharmacies, and Chairman and Chief Executive Officer of Roman Company,
                                     a manufacturer and distributor of fashion costume jewelry, from 1984 until it was sold in 1994. Mr. Katzman was formerly a Director and officer of
                                     World, which was merged into PhoneTel in September 1995.

Steven Richman*                      Mr. Richman has been a Director of PhoneTel since September 1995. Mr. Richman
 9 Park Place                        is the principal owner of, and has served as the Chief Executive Officer
 Great Neck, NY 11021                of, Fabric Resources International for more than the past five years. Mr.
                                     Richman was the co-founder and an officer of Cable Systems USA, an officer at Cellular Systems USA and a director of USA Mobile Communications Holdings,
                                     Inc. Mr. Richman has been a director of Cable Systems USA II since 1989.

Tammy L. Martin                      Ms. Martin was elected Executive Vice President and Chief Administrative
                                     Officer of PhoneTel in April 1996 and has been General Counsel and Secretary of PhoneTel since September 1995. Ms. Martin has been a Director and Vice
                                     President, Treasurer and Secretary of the Purchaser since March 1997. Prior to that, Ms. Martin served as associate legal counsel for PhoneTel during
                                     1993 and 1994. Prior to joining PhoneTel, Ms. Martin was in private legal practice from 1992 to 1993 and was self-employed as an accountant from
                                     1990 to 1992.

Richard P. Kebert                    Mr. Kebert has served as Chief Financial Officer of PhoneTel since September
                                     1996. Prior to joining PhoneTel, Mr. Kebert was an independent consultant.
                                     From 1994 to 1996, he was Vice President--Finance and Administration of
                                     Acordia of Cleveland, Inc. For 12 years prior thereto, Mr. Kebert held several senior management positions with Mr. Coffee, Inc., including Vice
                                     President--Administration and Secretary. Mr. Kebert is a certified public accountant.

   Facsimile copies of the Letter of Transmittal, properly completed and duly signed, will be accepted. The Letter of Transmittal, certificates for Shares and any other required documents should be sent or delivered by each shareholder of the Company or his broker, dealer, commercial bank, trust company or other nominee to the Depositary, at one of the addresses set forth below:

                       The Depositary for the Offer is:
                 FIRST UNION NATIONAL BANK OF NORTH CAROLINA

                By Mail:                      By Hand/Overnight Delivery:
         230 South Tryon Street                  230 South Tryon Street
               11th Floor                              11th Floor
    Charlotte, North Carolina 28288         Charlotte, North Carolina 28288
                   or                                      or
  IBJ Schroeder Bank & Trust Company       IBJ Schroeder Bank & Trust Company
               P.O. Box 84                          One State Street
          Bowling Green Station                 New York, New York 10004
      New York, New York 10274-0084        Attn: Securities Processing Window
          Attn: Reorganization                    Subcellar One (SC-1)
            Operations Dept.

                          By Facsimile Transmission:
                       (For Eligible Institutions Only)
                                (704) 383-8353
                                      or
                                (212) 858-2611

                  Confirm Receipt of Facsimile by Telephone:
                                (704) 374-2775
                                      or
                                (212) 858-2103

   Questions and requests for assistance or additional copies of this Offer to Purchase, the Letter of Transmittal, the Notice of Guaranteed Delivery and the Guidelines for Certification of Taxpayer Identification on Substitute Form W-9 may be directed to the Information Agent or the Dealer Manager at their respective locations and telephone numbers set forth below. Shareholders may also contact their broker, dealer, commercial bank or trust company for assistance concerning the Offer.

                   The Information Agent for the Offer is:

                       MACKENZIE PARTNERS, INC. [LOGO]
                              156 Fifth Avenue
                          New York, New York 10010
                        (212) 929-5500 (Call Collect)
                                   or
                       CALL TOLL-FREE (800) 322-2885

                   The Dealer Manager for the Offer is:

                   SOUTHCOAST CAPITAL CORPORATION [LOGO]
                               277 Park Avenue
                                 37th Floor
                           New York, New York 10172
                       CALL TOLL FREE: (888) 696-7222
                        (212) 940-9330 (Call Collect)